UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Antares Pharma, Inc.
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ANTARES PHARMA, INC.
100 Princeton South, Suite 300
Ewing, New Jersey 08628

April 26, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 10:00 a.m., local time, on Thursday, June 13, 2019, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103.

The notice of the 2019 Annual Meeting of Stockholders and the proxy statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our Company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer appropriate questions.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including the notice of the 2019 Annual Meeting of Stockholders, proxy statement, our 2018 Annual Report on Form 10-K and the electronic proxy card for the meeting to our stockholders via the Internet by sending them a Notice of Internet Availability of Proxy Materials (the “Notice”) that explains how to access our proxy materials and how to vote online. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us at the 2019 Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the proxy statement or in the Notice.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Robert F. Apple
President and Chief Executive Officer

ANTARES PHARMA, INC.
100 Princeton South, Suite 300
Ewing, New Jersey 08628

NOTICE IS HEREBY GIVEN of the 2019 Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Thursday, June 13, 2019, at 10:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Items of Business:	1.
To elect Robert F. Apple, Thomas J. Garrity and Dr. Karen L. Smith as Class III
directors of the Company’s Board of Directors each for a term of three years and until his or her successor is duly elected and qualified.

	2.	To hold a non-binding, advisory vote to approve our named executive officer compensation as disclosed in this proxy statement.

	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

	4.	To approve and adopt an amendment and restatement of the Company’s 2008 Equity Compensation Plan, as amended and restated.

	5.	To transact such other business that may properly come before the meeting.

We are not aware of any other business to come before the meeting.

Record Date:	All stockholders of record as of the close of business on Monday, April 15, 2019 will be entitled to vote at the 2019 Annual Meeting of Stockholders.

The items of business listed above are more fully described in the proxy statement accompanying this notice of the 2019 Annual Meeting of Stockholders. The accompanying proxy statement or the Notice of Internet Availability of Proxy Materials are being mailed or made available on the internet to stockholders on or about April 26, 2019.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by submitting your proxy. You may vote your proxy three different ways: by mail, via the internet, or by telephone. You may also be entitled to vote in person at the meeting. Please refer to detailed instructions included in the accompanying proxy statement or in the Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors,

Peter J. Graham
Corporate Secretary
April 26, 2019

Important notice regarding the availability of proxy materials for the 2019 Annual Meeting of Stockholders to be held on June 13, 2019:

This proxy statement and our 2018 Annual Report on Form 10-K are available directly at:

https://materials.proxyvote.com/036642
PROXY STATEMENT OF
ANTARES PHARMA, INC.
100 Princeton South, Suite 300
Ewing, New Jersey 08628

Annual Meeting of Stockholders to be held

June 13, 2019

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc. (referred to in this proxy statement as Antares, Antares Pharma, we, our, us or the Company), to be used at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 13, 2019. This proxy statement or the Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed or made available on the internet to stockholders on or about April 26, 2019.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials, including the notice of the Annual Meeting, this proxy statement, our 2018 Annual Report on Form 10-K and the electronic proxy card for the meeting over the Internet by sending them the Notice that explains how to access our proxy materials and how to vote online. The proxy materials will be posted on the internet at www.proxyvote.com no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice contains important information, including:

•	The date, time and location of the Annual Meeting;
•	A brief description of the matters to be voted on at the Meeting;
•	A list of the proxy materials available for viewing at www.proxyvote.com;
•	The control number you will use to access the site; and
•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or e-mail copy of the proxy materials, if that is your preference.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by e-mail will remain in effect until the stockholder terminates such election. To terminate such election and sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12-digit control number available. Your 12-digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12-digit control number can be found on your proxy card or voting instruction card.

This proxy statement and our 2018 Annual Report on Form 10-K are available indirectly in the Investor Relations section of our website at www.antarespharma.com. You may access this material by choosing the “For Investors” tab at the top of the page, and then selecting “SEC Filings” from the items listed in the “For Investors” section. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

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VOTING AT THE MEETING

Only holders of record of shares of the Company’s common stock, par value $0.01 per share (“common stock”), at the close of business on April 15, 2019, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 162,619,811 shares of common stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of common stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

If you hold your shares in your own name as a stockholder of record, you can vote your common stock by any of the following methods:

•	In person. You may attend the Annual Meeting and deliver your completed proxy card in person or complete a ballot at the meeting. Ballots will be available at the meeting.
•	By phone or via the Internet. You may vote by proxy, either by phone or via the Internet, by following the instructions provided in the Notice, proxy card or voting instruction card.
•	By mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by signing and returning the proxy card or voting instruction card.

If you are a beneficial stockholder whose shares are held in the name of a bank, broker or other holder of record (commonly referred to as shares held in “street name”), you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If you plan to vote your shares in person at the Annual Meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

If you vote by phone or via the Internet, please have your Notice or proxy card available. The control number appearing on your Notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by submitting a new proxy with a later date, submitting a written notice of such revocation to our Corporate Secretary at the address set forth on the first page of this proxy statement; by voting by telephone or by using the Internet; or by attending the Meeting and voting in person. Attending the Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you will need to request a proxy from the bank or broker and bring it with you to vote at the meeting. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting and at any adjournment thereof in the manner specified.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of common stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum at the Annual Meeting for all proposals being presented at the Annual Meeting. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters. Consequently, your brokerage firm or other nominee will have discretionary authority to vote your shares with respect to routine matters but may not vote your shares with respect to non-routine matters.

The routine matters included in this proxy statement are:

•	Proposal No. 3: the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.

The non-routine matters included in this proxy statement are:

•	Proposal No. 1: the election of Robert F. Apple, Thomas J. Garrity and Dr. Karen L. Smith as Class III directors of the Company’s Board of Directors each for a term of three years and until his or her successor is duly elected and qualified;
•	Proposal No. 2: the approval of a non-binding, advisory vote for our named executive officer compensation as disclosed in this proxy statement; and
•	Proposal No. 4: the approval and adoption of an amendment and restatement of the Company’s 2008 Equity Compensation Plan, as amended and restated.

Assuming a quorum is present:

•	a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect Robert F. Apple, Thomas J. Garrity and Dr. Karen L. Smith as Class III directors of the Board of Directors of the Company.
•	the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to:
•	approve, on an advisory basis, our named executive officer compensation as disclosed in our proxy statement;
•	ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019; and
•	approve the amendment and restatement of the Company’s 2008 Equity Compensation Plan, as amended and restated.

For each of these proposals, abstentions, withheld votes and broker non-votes will have no effect on the outcome of the vote.

The shares of common stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” “FOR” the approval, on an advisory basis, of the executive compensation for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019, and “FOR” the approval of the amendment and restatement of the Company’s 2008 Equity Compensation Plan, as amended and restated. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1
ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute the Board of Directors shall be fixed from time to time by the Board of Directors, and our Certificate of Incorporation, as amended (the “Certificate”), provides that directors shall be divided into three classes of as nearly equal size as possible. On December 12, 2018, the Board of Directors increased the size of the Board of Directors from seven members to eight members and appointed Peter Greenleaf to the Board of Directors as a Class I Director. Effective March 1, 2019, Jacques Gonella, Ph.D., retired as a member of the Board of Directors, and the Board of Directors appointed Karen L. Smith, M.D., Ph.D., to the Board of Directors as a Class III Director effective as of March 1, 2019 to fill the vacancy on the Board created by Dr. Gonella’s retirement. The members of each class are elected to serve a three-year term and until his or her successor is duly elected and qualified, and the terms of each class are staggered. Following the recommendation for nomination by our Governance and Nominating Committee, the Board of Directors has nominated Robert F. Apple, Thomas J. Garrity and Karen L. Smith, M.D., Ph.D. for election as Class III directors.

The accompanying proxy will be voted in favor of the election of the following nominees for director, unless the stockholder giving the proxy indicates to the contrary on the proxy. The nominees have agreed to stand for election at the Annual Meeting and to serve if elected. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

The following table provides class information about each of our eight directors, including our three director nominees as of the date of this proxy statement.

Name	Age	Class	Term Expiry
Leonard S. Jacob, M.D., Ph.D.	70	I	2020 Annual Meeting of Stockholders
Marvin Samson	77	I	2020 Annual Meeting of Stockholders
Peter Greenleaf	49	I	2020 Annual Meeting of Stockholders
Anton G. Gueth	62	II	2021 Annual Meeting of Stockholders
Robert P. Roche, Jr.	63	II	2021 Annual Meeting of Stockholders
Robert F. Apple	53	III	2019 Annual Meeting of Stockholders(1)
Thomas J. Garrity	70	III	2019 Annual Meeting of Stockholders(1)
Karen L. Smith, M.D., Ph.D.	51	III	2019 Annual Meeting of Stockholders(1)
(1)	If the Class III director nominees are elected at the Annual Meeting, their term will expire in 2022.

Class I Directors whose term continues until the 2020 Annual Meeting of Stockholders

Leonard S. Jacob, M.D., Ph.D.

Dr. Jacob has served as the Chairman of the Board of Directors since October 2008. Dr. Jacob joined the Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. In 2006, Dr. Jacob was named Chairman of the Board of Bradley Pharmaceuticals which was subsequently acquired by Nycomed. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989, Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University School of Medicine and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob serves as Chairman of Life Science Advisors, a consulting group to the health care industry. He also serves on the Board of Directors of QuiqMeds, a private digital drug dispensing company, the Board of Overseers for Temple University School of Medicine, and the Board of Trustees of the University of the Sciences in Philadelphia. Dr. Jacob was a founding Director of the Jacob Internet fund, a public mutual fund where he served from 1999 to 2010.

Dr. Jacob’s experience on, and knowledge concerning, public company directorships and his extensive executive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operating and financial management enables him to provide useful insights on executive management considerations. His background as a practicing physician allows him to provide the Board of Directors with a physician’s insight on matters facing the Company.

Marvin Samson

Mr. Samson joined the Board of Directors in May 2013 and is a member of our Compensation Committee. He served as a member of our Governance and Nominating Committee until February 2015. Mr. Samson is an expert in injectable manufacturing and delivery systems. He was formerly Group Vice President - Worldwide Injectables of Teva Pharmaceutical Industries, Ltd. He also previously served as CEO and a member of the Board of Directors of Sicor. He was a founder and CEO of Elkins-Sinn, Inc. (now called West-ward, a division of Hikma) and Marsam Pharmaceuticals. He is the founder and CEO of Samson Medical Technologies, a privately held company providing hospital and alternate site pharmacists with injectable drug delivery systems and programs. Mr. Samson is Chairman of The University of Sciences Board of Trustees and serves on the Board of Directors of Flynn Pharma. Mr. Samson served as a director of Circassia Pharmaceuticals, plc, a specialty biopharmaceutical company public in the United Kingdom, from December 2015 through May 2018. Mr. Samson has served as a director of NanoPass Technologies Ltd., a private company focused on intradermal delivery solutions for vaccines and immunotherapies, since July 2012. Mr. Samson has been serving as Chairman of the Board of Directors of Heritage Pharmaceuticals, Inc., a privately held generic pharmaceuticals company based in East Brunswick, NJ, since September 2016. Mr. Samson served as Chairman of the Board of Directors of JHP Pharma until February 2014 and as Chairman of the Board and CEO of Qualitest Pharmaceuticals prior to its purchase by Endo Pharmaceuticals in late 2010. Mr. Samson was a Director of Emcure Pharmaceuticals, Ltd. and was formerly a Director of Baxa Corporation where he served on the audit and compensation committees. Mr. Samson is also a Trustee of two non-profit organizations, Virtua Health and The Franklin Institute. Mr. Samson is the holder of five U.S. patents pertaining to pharmaceutical manufacturing. Mr. Samson graduated from Temple University with a B.S. in Chemistry.

Mr. Samson’s extensive pharmaceutical industry experience and his expertise in injectable manufacturing and delivery systems enable him to provide valuable insight on the Company’s products and strategy.

Peter Greenleaf

Mr. Greenleaf joined the Board of Directors in December 2018. Mr. Greenleaf currently serves as the Chief Executive Officer and member of the board of directors of Aurinia Pharmaceuticals, Inc., effective April 2019. From March 2018 to April 2019, Mr. Greenleaf served as the Chief Executive Officer of Cerecor, Inc. Mr. Greenleaf remains on the board of directors of Cerecor, Inc., where he has served as a member of the board of directors since May 2017. From March 2014 to February 2018, Mr. Greenleaf served as CEO and Chairman of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP). Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients worldwide and was sold in February 2018 to U.K. pharmaceutical giant Mallincrodt PLC. From June 2013 to March 2014, Mr. Greenleaf served as Chief Executive Officer and a member of the board of directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by Medlmmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, Mr. Greenleaf also served as President of Medlmmune Ventures, a wholly owned venture capital fund within the AstraZeneca Group. Prior to serving as President of Medlmmune, Mr. Greenleaf was Senior Vice President, Commercial Operations of the company, responsible for its commercial, corporate development and strategy functions. Mr. Greenleaf has also held senior commercial roles at Centocor, Inc. (now Jansen Biotechnology, Johnson & Johnson) from 1998 to 2006, and at Boehringer Mannheim (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf currently chairs the Maryland Venture Fund Authority, whose vision is to oversee implementation of Invest Maryland, a public-private partnership to spur venture capital investment in the state. He also currently a member of the board of directors of EyeGate Pharmaceuticals, Inc (NASDAQ: EYEG), and Chairman of the board of directors of Biodelivery Sciences International, Inc (NASDAQ: BDSI). Mr. Greenleaf earned a M.B.A. degree from St. Joseph's University and a B.S. degree from Western Connecticut State University.

Mr. Greenleaf’s significant executive management, leadership, corporate development and commercial operations experience in the biopharmaceutical industry enables him to provide valuable insight to our Board of Directors.

Class II Directors whose term continues until the 2021 Annual Meeting of Stockholders

Anton G. Gueth

Mr. Gueth joined the Board of Directors in 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Since 2003, Mr. Gueth has served as President of Gueth Consulting LLC, which focuses on business development and alliance management in the pharmaceutical industry. He was previously a Managing Director of Burrill Securities, a merchant bank specialized in the health care field, and since October 2014 has been serving as Managing Director of EVOLUTION Life Science Partners, an advisory firm specialized on investment banking activities in the health care sector. Mr. Gueth was a member of the Board of Navidea Biopharmaceuticals, Inc. for the period June 2015 to March 2016 and a member of the Board of Spectrum Pharmaceuticals, Inc. for the period July 2012 to June 2013. Mr. Gueth currently also serves as a director of iQone Healthcare, a privately held pharmaceutical company based in Geneva, Switzerland since June 2015, and joined the board of LSK BioPharma, a Salt Lake City based privately held pharmaceutical company in August 2018. His career includes nearly 19 years with Eli Lilly and Company (“Lilly”), most recently as director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Master’s Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Master’s Degree in public affairs from Indiana University. He is a director of the American Liver Foundation, Northern California Chapter.

Mr. Gueth’s extensive financial experience provides valuable insights to both the Audit Committee and the Board of Directors. In addition, his experience as a consultant specializing in the health care field enables him to share with the Board of Directors considerable knowledge regarding health care and pharmaceutical industry trends in business development and alliance management with regards to Antares Pharma’s partners.

Robert P. Roche, Jr.

Mr. Roche joined the Board of Directors in July 2013 and is a member of our Audit Committee. He served as a member of our Governance and Nominating Committee until February 2015. He is the founding member of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and health care industries. He created this firm upon his retirement from Cephalon Inc. in 2010. He joined Cephalon in 1995 as the Vice President of Sales and Marketing and was named Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon in 2005. Before joining Cephalon, Mr. Roche served as Director and Vice President, Worldwide Strategic Product Development, for SmithKline Beecham’s central nervous system and gastrointestinal products business. He also was managing director of SmithKline’s pharmaceutical operations in the Philippines. Prior to that, he held senior marketing positions in Canada and Spain and had product planning responsibilities for SmithKline in Latin America. Mr. Roche began his pharmaceutical career in 1982 with SmithKline & French as a U.S. pharmaceutical sales representative. Mr. Roche is a member of the Board of Directors of Aratana Therapeutics, Inc. of Kansas City, Kansas, a publicly traded pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. Mr. Roche serves as a member of the Board of Directors of Paragon Therapeutics, a contract manufacturing and development organization which provides development grade products for clinical studies to pharma and biotech companies. He formerly served as a Director of LifeCell Inc. until its acquisition in 2008, EKR Therapeutics until its acquisition in 2012, Civitas Therapeutics, Inc. until its acquisition in 2014, and NuPathe Inc. until its acquisition in 2014. He also serves on the Board of Directors of Bryn Mawr Hospital. He is a graduate of Colgate University and earned an MBA from The Wharton School at the University of Pennsylvania.

Mr. Roche’s experience in multiple global pharmaceutical companies and his success in commercial operations and product launches enables him to assist the Board of Directors in addressing many important issues, including the launch of new products.

Nominees for Class III Directors for a term continuing until the 2022 Annual Meeting of Stockholders

Robert F. Apple

Mr. Apple joined the Board of Directors in March 2016 and serves as the Company’s President and Chief Executive Officer since January 2016. Mr. Apple joined the Company in 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary and in 2009 was promoted to the position of Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division. In September 2014, Mr. Apple was promoted to the position of Executive Vice President, Chief Operating Officer of the Company. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From 1994 until 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University.

Mr. Apple’s knowledge of our Company, by virtue of his services as President and Chief Executive Officer, enables him to provide valuable insight into our operations and personnel. His long career in the life sciences industry and at the Company enables him to assist the Board of Directors in addressing many important issues. Moreover, his executive experience in the private sector enables him to contribute meaningfully to the Board of Directors in considering a variety of operational and financial matters.

Thomas J. Garrity

Mr. Garrity joined the Board of Directors in 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. Since 2002, he has been a private investor. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds a B.S. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago.

Mr. Garrity’s long executive experience in the pharmaceutical arena and additional extensive experience in leadership positions in pharmaceutical companies enable him to assist the Board of Directors in assessing government regulatory considerations and other matters facing the pharmaceutical industry and the companies operating therein. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Karen L. Smith, M.D., Ph.D

Dr. Karen Smith joined the Board of Directors in March 2019. Dr. Smith is presently the Chief Executive Officer of Eliminate Cancer (ECI), a cutting edge oncology R & D and venture organization. From 2015 to 2018, Dr. Smith served as Executive Vice President, Global Head R&D, and Chief Medical Officer of Jazz Pharmaceuticals, Inc. Prior to joining Jazz Pharmaceuticals, from 2011 to 2015, Dr. Smith was Senior Vice President, Global Medical Affairs and Global Dermatology Head for Allergan, Inc. From 2007 until 2010, Dr. Smith was Vice President, External Medical Relations and then Vice President, Global Development at AstraZeneca, LP. Before that, she held a variety of management and medical roles with Bristol-Myers Squibb, most recently as the Head of U.S. Clinical Operations. Dr. Smith is currently a member of the board of directors of Acceleron Pharma, Inc., ECI and Sangamo Therpeutics, Inc. Dr. Smith earned a B.App.Sc. and a B.Sc. (Honors) from the Curtin University of Technology, an M.D. from the University of Warwick, a Ph.D. in oncology molecular genetics from the University of Western Australia, an M.B.A. from the University of New England (Australia) and a L.L.M. in medical law from the University of Salford.

Dr. Smith’s extensive experience in research and development, clinical trials, pipeline and business development in the biopharmaceutical industry and additional extensive experience in executive management positions in pharmaceutical companies enables her to provide valuable insight and leadership to our Board of Directors.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a plurality of votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the three nominees. That means the nominee will be elected if he or she receives more affirmative votes than any other nominee. The Board of Directors unanimously recommends that you vote FOR the election of Robert F. Apple, Thomas J. Garrity and Dr. Karen L. Smith.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board of Directors and specify criteria to assist the Board of Directors in determining Director independence. These criteria supplement the listing standards of the NASDAQ and the regulations of the SEC. The Corporate Governance Guidelines also address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors.

Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our directors, officers and employees, and addresses these important topics, among others: conflicts of interest; confidentiality of information; fair dealing; protection and proper use of our assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Corporate Secretary of the Company (the “Secretary”) at Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, New Jersey 08628 (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Corporate Governance Guidelines or Code of Business Conduct and Ethics (to the extent applicable to the members of our Board of Directors and our executive officers) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Board Independence

The Board of Directors has determined that Dr. Jacob, Dr. Smith, and Messrs. Garrity, Greenleaf, Gueth, Roche and Samson are “independent” as defined under the listing standards of NASDAQ. The Board of Directors believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses these requirements in assessing the independence of each of its members.

Meetings and Committees of the Board of Directors

The Board of Directors met, either telephonically or in person, six times during 2018. The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2018, all of our current directors attended 100% of the aggregate number of meetings of the Board of Directors and 100% of the meetings of the Committees on which they served. Our directors are invited, but are not required, to attend our Annual Meetings. Last year, all of our directors then serving attended the 2018 Annual Meeting of Stockholders. The Board of Directors, Audit Committee, Compensation Committee and Governance and Nominating Committee also held numerous informal meetings and calls during 2018.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. In addition to the three standing committees, the Company has an Executive Committee, comprised of the heads of each of the standing committees. The Executive Committee meets informally from time to time to discuss issues that arise.

Audit Committee

Messrs. Garrity, Gueth and Roche serve on the Audit Committee with Mr. Garrity acting as Chairman. The Audit Committee met, either telephonically or in person, eight times during 2018. The Audit Committee engages our independent registered public accounting firm, reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. The Board of Directors has determined that Mr. Garrity meets the requirements of an “audit committee financial expert,” as that term is defined by the SEC. Additionally, the Board of Directors has determined that each of the members of our Audit Committee is “independent” within the meaning of the applicable NASDAQ listing standards and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules.

You can find a copy of our Audit Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Audit Committee Charter.”

Compensation Committee

Mr. Gueth, Dr. Jacob and Mr. Samson serve on the Compensation Committee with Mr. Gueth acting as Chairman. The Compensation Committee met, either telephonically or in person, five times during 2018. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees as well as employee benefits. The Compensation Committee administers our 2008 Equity Compensation Plan, as amended and restated (the “2008 Equity Compensation Plan”), except that the Board of Directors as a whole administers the 2008 Equity Compensation Plan with respect to awards to members of the Board of Directors. All actions taken by the Compensation Committee for the 2008 Equity Compensation Plan are reported to the Board of Directors. Additionally, the Board of Directors has determined that each of the members of our Compensation Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

You can find a copy of our Compensation Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Compensation Committee Charter.”

Governance and Nominating Committee

Dr. Jacob and Messrs. Garrity and Gueth serve on the Governance and Nominating Committee, with Dr. Jacob acting as Chairman. The Board of Directors has determined that each of the members of the Governance and Nominating Committee is “independent” within the meaning of the applicable NASDAQ listing standards.

The Governance and Nominating Committee met, either telephonically or in person, two times during 2018. The purpose of the Governance and Nominating Committee is:

•	to advise the Board of Directors regarding the membership and operations of the Board of Directors;
•	to identify individuals qualified to serve as members of the Board of Directors, to select, subject to ratification by the Board of Directors, the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors individuals to fill vacancies on the Board of Directors;
•	to recommend to the Board of Directors the responsibilities of each Committee of the Board of Directors, the structure and operation of each Committee of the Board of Directors, and the director nominees for assignment to each Committee of the Board of Directors;
•	to oversee the Board of Director’s annual evaluation of its performance and the performance of other Committees of the Board of Directors; and
•	to develop and recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and to periodically review the guidelines.

Although no formal diversity policy is in place, in performance of its duties, the Governance and Nominating Committee believes that the backgrounds and qualifications of the Board of Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board of Directors to fulfill its responsibilities. Therefore, the Governance and Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Governance and Nominating Committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity.

You can find a copy of our Governance and Nominating Committee Charter by visiting our website at www.antarespharma.com and following the links to “For Investors,” “Corporate Governance and Committee Charters” and “Governance and Nominating Committee Charter.”

Director Nominations

In connection with our proxy solicitation relating to our Annual Meeting, the Board of Directors recommends a slate of director nominees for election by our stockholders. In addition, the Board of Directors fills vacancies on the Board of Directors when necessary or appropriate. The Board of Directors’ recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual nominee, taking into account the criteria described below and other factors, including the requirements for membership on a Committee of the Board of Directors. The Board of Directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. In accordance with the Company’s Corporate Governance Guidelines, the Board of Directors also seeks members from diverse backgrounds so that the Board of Directors consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors and Committees of the Board of Directors on which the director served. Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management.

The Board of Directors will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors for election, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary at the Company’s principal office. To be timely, a stockholder’s notice of such nominations shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, the Board of Directors does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Board of Directors Role in Risk Oversight

The Board of Directors regularly and continually receives information intended to apprise the Board of Directors of the strategic, operational, commercial, financial, legal, and compliance risks the Company faces. Oversight of risk is an evolving process in which management continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization. The Board of Directors actively encourages management to continue to drive this evolution. While the Board of Directors has responsibility for overall oversight of the Company’s risk management practices, the Audit, Compensation and Governance and Nominating Committees of the Board of Directors have specific risk management oversight responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls. The Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

In addition, as part of its compensation philosophy, the Compensation Committee strives to adopt compensation incentives that are consistent with the Company’s long term business strategy and objectives, but do not encourage our officers and employees to take unnecessary or excessive risks in performing their duties. The Governance and Nominating Committee oversees risk management practices in its domain, including director candidate selection, governance and succession matters.

Director Continuing Education

Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Antares operates and to which it is subject.

Board of Directors Leadership Structure

The Chairman of the Board of Directors is an independent director. The Company and the Board of Directors believe that the oversight function of the Board of Directors is enhanced when an independent director, serving as Chairman, is in a position to set the agenda for, and preside over, meetings of the Board of Directors. In addition, the Chairman of the Board of Directors regularly meets with the Chairpersons of our standing committees to discuss relevant issues within the Company which are then addressed by the specific committee or the Board of Directors as appropriate. We also believe that our leadership structure enhances the active participation of our independent directors.

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled board meeting. During 2018, the non-management directors held four executive sessions. “Non-management directors” include all directors who are not our officers, and all non-management directors have been determined by the Board of Directors to be independent. Currently, Mr. Apple is the only officer serving on our Board of Directors.

Management Succession Planning

Our Board of Directors periodically reviews a management succession plan that includes, among other things, an assessment of the experience, performance and skills for possible successors to our Chairman of the Board of Directors, Committee Chairpersons, directors and CEO.

Communicating with our Board of Directors

You may communicate in writing with any or all of our directors via U.S. mail. Mail should be addressed to Antares Pharma, Inc., c/o Secretary, 100 Princeton South, Suite 300, Ewing, New Jersey 08628. Our Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

The Company’s non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chair, and committee members. In order to determine the Board of Directors compensation framework, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Antares derived from a public company peer group developed by Pearl Meyer & Partners, LLC, or Pearl Meyer, our independent compensation consultant.

During 2018, Pearl Meyer conducted a comprehensive review of non-employee director compensation levels and structure among the Company’s compensation peer group. Consistent with the Company’s compensation philosophy, non-employee director compensation is positioned competitively against companies of similar size, complexity and growth trajectory. In general, cash compensation for our non-employee directors is within the competitive range (+/-15%) of the peer group median and equity compensation, in the form of stock options, is targeted between the 50th and 75th percentiles. For 2018, the only adjustment recommended by Pearl Meyer and approved by the Compensation Committee and the Board of Directors was to provide a $5,000 fee for members of the Governance and Nominating Committee, other than the Chairperson, to align with the market median. Pearl Meyer updated its market analysis in early 2019, which is being considered by the Compensation Committee and the Board of Directors with respect to non-employee director compensation decisions for 2019.

Each director, other than the Board Chairman, receives compensation in accordance with the following:

•	Annual Cash Retainer:	$45,000
•	Annual Non-Qualified Stock Option Grant:	$110,000	(1)

Members of our Committees, other than the Chairpersons, receive the following additional compensation:

•	Audit Committee:	$12,000
•	Compensation Committee:	$10,000
•	Governance and Nominating Committee:	$5,000

The Chairpersons of our Committees receive the following additional compensation:

•	Audit Committee:	$25,000
•	Compensation Committee:	$17,000
•	Governance and Nominating Committee:	$7,500

Our Board Chairman’s compensation for his role as Chairman is as follows:

•	Annual Cash Retainer:	$90,000
•	Annual Non-Qualified Stock Option Grant:	$220,000	(1)
(1)	In June 2018, each existing director, other than the Board Chairman, received a stock option grant to purchase 76,548 shares of our common stock. The Board Chairman received a stock option grant to purchase 153,097 shares of our common stock. The amounts listed above reflect the grant date fair value of such stock option grants.

No additional payments are earned for each Board of Directors meeting or a meeting of a Committee of the Board of Directors. New directors receive a one-time stock option grant to purchase 20,000 shares of our common stock.

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any Committees of the Board of Directors.

Our non-employee directors are also covered by Antares’ directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require us to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, our Certificate and our Bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Antares for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of restricted shares of common stock issued would be based on the market value of the stock and the number of shares of common stock subject to options granted would be determined based on a valuation using a Black-Scholes model.

The following table provides information regarding director compensation in 2018, which reflects the standard compensation described above. The table does not include compensation for reimbursement of travel expenses related to attending Board of Directors meetings and meetings of a Committee of the Board of Directors.

Director Compensation – 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Option Awards($)(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Thomas J. Garrity	72,815	—	110,000	—	—	—	182,815
Jacques Gonella, Ph.D.	45,000	—	110,000	—	—	—	155,000
Peter S. Greenleaf	2,323	—	33,000	—	—	—	35,323
Anton G. Gueth	76,815	—	110,000	—	—	—	186,815
Leonard S. Jacob, M.D., Ph.D.	107,500	—	220,000	—	—	—	327,500
Marvin Samson	55,000	—	110,000	—	—	—	165,000
Robert P. Roche, Jr.	57,000	—	110,000	—	—	—	167,000
(1)	The amounts shown for option awards relate to shares granted under the 2008 Equity Compensation Plan. These amounts are equal to the aggregate grant date fair value of the option awards, computed in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The assumptions used in determining the amounts for option awards are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. At December 31, 2018, these non-employee directors held options to purchase an aggregate of 4,136,366 shares of common stock. The annual option grants vest in quarterly installments over one year. The initial option award granted to new directors upon joining the board, which was received by Mr. Greenleaf in 2018, vest in quarterly installments over three years.

Compensation Committee Interlocks and Insider Participation

During 2018, Mr. Gueth, Dr. Jacob and Mr. Samson served on the Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.

Proposal No. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the proxy rules under the Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is presenting its stockholders with a non-binding, advisory vote to approve the named executive officer compensation as described in this proxy statement (sometimes referred to as “Say on Pay”).

Accordingly, the following resolution is being presented by the Board of Directors at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

During fiscal year 2018, we made significant progress on our strategic goals and objectives and achieved several transformative milestones. Most notably, we achieved the following:

•	Reported record annual revenue of $63.6 million for the year ended December 31, 2018, which represented a 17% increase over the prior year.
•	Announced U.S. Food and Drug Administration (“FDA”) approval of XYOSTED™ (testosterone enanthate) injection for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone and began detailing XYOSTED™ in December 2018
•	Announced that our partner Teva Pharmaceutical Industries, Ltd.’s (“Teva”) had obtained FDA approval for their generic Epipen® and commercially launched their generic EpiPen® in limited quantities in the fourth quarter of 2018. The product was deemed therapeutically equivalent and fully substitutable at the pharmacy to the EpiPen®.
•	Announced that our partner, AMAG Pharmaceuticals, Inc. (“AMAG”) had obtained FDA approval for their Makena® subcutaneous auto-injector and commercially launched the product in March 2018.
•	Announced a new collaboration agreement with Pfizer to jointly develop a combination drug device rescue pen that will utilize our QuickShot® auto injector and an undisclosed Pfizer drug.

Consistent with its pay for performance philosophy, the Compensation Committee considered the impact of our corporate performance during 2018 in determining named executive officer compensation for 2018, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies. In addition, the Compensation Committee considered the significant support from our stockholders with respect to the compensation of our named executive officers from the prior year, with approximately 95.4% of stockholder votes cast in favor of our Say on Pay resolution approved at our June 2018 Annual Meeting of Stockholders.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of developing and commercializing novel injectable therapeutic products using our advanced device delivery systems for improved safety and efficacy, reduced side effects, and enhanced patient comfort and adherence and providing our stockholders with a long-term, positive return on their investment. Further, the Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements. In the Compensation Discussion and Analysis, we have provided stockholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

We believe that our executive compensation program rewards sustained and long-term performance given our focus on delivering the majority of an executive’s total compensation through performance- and time-based annual equity awards. In addition to our long-term incentive program, our annual cash incentives directly tie executive compensation to achievement of our strategic objectives and are based on quantifiable metrics; the performance against which are reviewed annually by our Compensation Committee. However, we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. The Board of Directors believes that the executive compensation as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to approve the advisory resolution on executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on a non-binding advisory basis, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Proposal No. 3
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to make a statement, if they so desire, and to respond to appropriate questions.

Neither our Bylaws nor any other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of our stockholders.

Audit Fees

The aggregate amount of fees billed to the Company by KPMG LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and review of the financials included in the Company’s SEC filings, and for services in connection with comfort letters, consents and procedures related to documents filed with the SEC, as necessary, totaled $669,350 and $600,500 for 2018 and 2017, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2018 or 2017 for audit-related services.

Tax Fees

There were no fees billed to the Company by KPMG LLP during 2018 or 2017 for tax compliance, tax advice or tax planning services.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2018 and 2017.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm and pre-approves these services, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of these categories also require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report(s) to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2018, 100% of all services provided by our principal accounting firm were pre-approved by the Audit Committee or one or more of its members.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, is required to ratify the selection of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2019.

Proposal No. 4
TO APPROVE AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S
EQUITY COMPENSATION PLAN

At the Annual Meeting, stockholders will be asked to approve the adoption of the Antares Pharma, Inc. Equity Compensation Plan, as amended and restated (the “Amended Plan”). The Amended Plan was adopted by the Board of Directors on February 21, 2019, acting on the recommendation of our Compensation Committee (the “Committee”), and will become effective upon receiving stockholder approval at the Annual Meeting. The Amended Plan is an amendment and restatement of the Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended and restated effective June 2, 2016 (the “Existing Plan”).

Stockholder approval of the Amended Plan is being sought in order to (i) meet the NASDAQ listing requirements, (ii) extend the term of the Amended Plan, and (iii) allow incentive stock options to meet the requirements of the Internal Revenue Code (the “Code”).

The principal changes made to the Amended Plan are to:

•	Increase the number of shares of common stock reserved for issuance by 8,000,000 shares.
•	Provide that the aggregate maximum grant date value that may be subject to awards granted to any non-employee director under the Amended Plan during any calendar year, including any cash fees payable to such non-employee director during the calendar year, will not exceed $600,000 in total value.
•	Implement a one-year minimum vesting schedule for all grants made under the Amended Plan, provided that up to 5% of the shares reserved for issuance will not be subject to such one-year minimum vesting requirement, subject to certain adjustments described in the Amended Plan.
•	Provide that no dividends or dividend equivalents will vest and be paid unless the underlying grant vests and is paid.
•	Reflect changes to Section 162(m) of the Code made by the Tax Cuts and Jobs Act enacted in December 2017. Specifically, the Tax Cuts and Jobs Act generally eliminated the performance-based compensation exception under section 162(m) of the Code.
•	Extend the term of the Amended Plan until June 12, 2029.
•	Make appropriate clarifying and updating changes to comply with current law and best practices.

The Amended Plan will enable the Company to continue its compensation program that is intended to attract, motivate and retain experienced, highly-qualified directors, employees, consultants and advisors of the Company who will contribute to the Company’s success, and will align the interests of the directors, employees, consultants and advisors of the Company with those of its stockholders through the ability to grant a variety of stock-based awards. If the stockholders approve the Amended Plan, awards granted under the Amended Plan will be governed by the terms of the Amended Plan. Awards previously granted under the Existing Plan will continue to be governed by the terms of the applicable award agreements and the Existing Plan, without giving effect to the amendments made pursuant to the Amended Plan.

Determination of Shares to be Available for Issuance

As of April 1, 2019, 3,148,223 shares remain available for grant under the Existing Plan. The Board of Directors and the Committee believe that attracting and retaining employees, non-employee directors, and consultants and advisors of high quality has been and will continue to be essential to the Company’s growth and success. Consistent with this view, the Board of Directors and its Compensation Committee believe that the number of shares currently available for issuance under the Existing Plan is not sufficient for future grants in light of our compensation structure and strategy.

If this Proposal 4 is approved by the Company’s stockholders at the Annual Meeting, subject to adjustment as provided in the Amended Plan, the aggregate number of shares that may be issued in satisfaction of grants made under the Amended Plan on or after, June 13, 2019, the effective date of the Amended Plan, will be 11,148,223 shares, which is the sum of the following: (i) 8,000,000 new shares, plus (ii) 3,148,223 shares, which is the number of shares remaining available for grants under the Existing Plan as of April 1, 2019. The number of shares under (ii) above will be reduced by the number of shares subject to grants that are made under the Existing Plan after April 1, 2019 and before June 13, 2019. In addition, the number of shares subject to outstanding grants made under the Existing Plan as of April 1, 2019 that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested, or otherwise paid in full on or after April 1, 2019 (not exceeding 16,331,315 shares, subject to adjustment) may be delivered in satisfaction of grants made under the Amended Plan.

When deciding on the number of shares to be available for awards under the Amended Plan, the Board of Directors considered a number of factors, including the number of shares currently available under the Existing Plan, the Company’s past share usage (“burn rate”), as discussed below, the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, the current and future accounting expenses associated with the Company’s equity award practices, and input from the Company’s stockholders and stockholder advisory firms.

Dilution Analysis

As of April 1, 2019, the Company’s capital structure consisted of 162,527,733 shares of common stock outstanding. As described above, 3,148,223 shares remain available for grant of awards under the Existing Plan as of April 1, 2019, so the proposed share authorization is a request for 8,000,000 additional shares to be available for awards under the Amended Plan. The table below shows our potential dilution under the Amended Plan as a percentage of shares of common stock outstanding, taking into account our request for 8,000,000 additional shares of common stock to be available for grants under the Amended Plan (i.e., our “Total Potential Overhang”). The additional 8,000,000 shares represent 4.3% of Fully Diluted Shares of Common Stock, including all shares that will be authorized under the Amended Plan, as described in the table below. The Board of Directors believes that the increase in shares of common stock under the Amended Plan represents a reasonable amount of potential equity dilution, which will allow the Company to continue granting equity awards, which is an important component of the Company’s equity compensation program.

Potential Overhang with 8,000,000 Additional Shares

Stock Options Outstanding as of April 1, 2019	13,856,712
Weighted Average Exercise Price of Stock Options Outstanding as of April 1, 2019	$2.20
Weighted Average Remaining Term of Stock Options Outstanding as of April 1, 2019	6.43 Years
Outstanding Stock Units as of April 1, 2019(1)	2,474,603
Total Equity Awards Outstanding as of April 1, 2019	16,331,315
Shares Available for Grant under the Existing Plan as of April 1, 2019	3,148,223
Total Shares Requested under the Amended Plan(2)	11,148,223
Total Potential Overhang under the Amended Plan(3)	27,479,538
Shares of Common Stock Outstanding as of April 1, 2019	162,527,733
Fully Diluted Shares of Common Stock(4)	190,007,271
Potential Dilution of 8,000,000 shares as a Percentage of Fully Diluted Shares of Common Stock	4.2%
(1)	Includes outstanding time-based stock units and performance-based stock units. Outstanding performance-based stock units are measured at target. Performance-based stock units can be paid at 0% to 150% of target.
(2)	The Total Shares Requested under the Amended Plan includes (i) 8,000,000 additional shares requested, plus (ii) 3,148,223 shares that remained available for awards under the Existing Plan as of April 1, 2019.
(3)	The Total Potential Overhang under the Amended Plan in the foregoing table consists of Total Equity Awards Outstanding as of April 1, 2019, plus Shares Available for Grant under the Existing Plan as of April 1, 2019, plus Total Shares Requested under the Amended Plan.
(4)	The Fully Diluted Shares of Common Stock in the foregoing table consists of the Shares of Common Stock Outstanding as of April 1, 2019 plus the Total Potential Overhang under the Amended Plan.

Based on our current equity award practices, the Board of Directors estimates that the authorized shares under the Amended Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately three years, in amounts determined appropriate by the Committee, which will administer the Amended Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common stock, the mix of cash, options and other awards provided as incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Burn Rate

The table below sets forth the following information regarding the awards granted under the Existing Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

(i)	the sum of (x) all stock options granted in the applicable year, and (y) all full value awards granted in the applicable year, divided by
(ii)	the weighted average number of shares of common stock outstanding for the applicable year.

Burn Rate

Element	2018	2017	2016
Time-Based Stock Units Granted	611,113	689,180	750,500
Performance-Based Stock Units Earned(1)	173,418	—	16,835
Total Full Value Awards	784,531	689,180	767,335
Stock Options Granted	2,692,857	2,985,667	4,029,500
Total Full Value Awards and Stock Options Granted	3,477,388	3,674,847	4,796,835
Weighted Average Shares of Common Stock Outstanding as of December 31	157,406,673	156,054,094	154,992,124
Burn Rate	2.2%	2.4%	3.1%
(1)	With respect to PSUs granted in 2016 for which the performance period ended December 31, 2018, there were 750,500 units granted in 2016 and of those, 415,205 units were earned and approved for settlement in the first quarter of 2019.

The burn rate means that the Company used an annual average of 2.6% of the weighted average shares outstanding for awards granted (or, in the case of performance awards, earned) over the past three years under the Existing Plan.

The following table shows the number of stock units granted in a year, as well as the number of performance-based stock units earned in a year:

Element	2018	2017	2016
Performance-Based Stock Units Granted in the Applicable Year	611,113	689,180	750,500
Performance-Based Stock Units Actually Earned in the Applicable Year	173,418	—	16,835
Performance-Based Stock Units Forfeited in the Applicable Year	51,493	580,721	342,554
Performance-Based Stock Units Unearned as of December 31 of the Applicable Year	1,841,950	1,455,748	1,347,289

The Board of Directors believes that the current number of shares that may be issued under the Existing Plan is not sufficient in light of our compensation structure and strategy. The Board of Directors has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants and advisors is important to our success and would be enhanced by our continued ability to make grants under the Amended Plan. In addition, the Board of Directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in us. The Board of Directors believes that an increase in the maximum number of shares that may be issued under the Amended Plan will ensure that we continue to have a sufficient number of shares with which to achieve our compensation strategy.

Material Features of the Amended Plan

The material terms of the Amended Plan are summarized below. A copy of the full text of the Amended Plan is attached to this proxy statement as Exhibit A. This summary of the Amended Plan is not intended to be a complete description of the Amended Plan and is qualified in its entirety by the actual text of the Amended Plan to which reference is made.

General. The Amended Plan provides that grants may be made in any of the following forms:

•	Incentive stock options
•	Nonqualified stock options
•	Stock units
•	Stock awards
•	Stock appreciation rights (“SARs”)
•	Dividend equivalents
•	Other stock-based awards

Shares Subject to the Amended Plan. Subject to adjustment as provided in the Amended Plan and described below, the aggregate number of shares that may be issued in satisfaction of grants made under the Amended Plan on or after June 13, 2019, the effective date of the Amended Plan, will be 11,148,223 shares, which is the sum of the following: (i) 8,000,000 new shares, plus (ii) 3,148,223 shares, which is the number of shares remaining available for grants under the Existing Plan as of April 1, 2019. The number in (ii) above will be reduced by the number of shares subject to grants that are made under the Existing Plan after April 1, 2019 and before the June 13, 2019. In addition, the number of shares subject to outstanding grants made under the Existing Plan prior to April 1, 2019 that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested, or otherwise paid in full on or after April 1, 2019 (not exceeding 16,331,315 shares, subject to adjustment) may be delivered in satisfaction of grants made under the Amended Plan.

Shares issued or transferred under the Amended Plan may be authorized but unissued shares or reacquired shares, including shares purchased on the open market. In the event of our acquisition of any company, outstanding equity grants with respect to stock of the acquired company may be assumed or replaced with awards under the Amended Plan. Outstanding awards that are assumed or replaced by awards under the Amended Plan in connection with an acquisition, referred to as Substitute Grants, will not reduce the Amended Plan’s aggregate share limit. The terms of any such Substitute Grant will be determined by the Committee and may include exercise prices or base prices that are different from those otherwise described in the Amended Plan. If the Company assumes a shareholder approved equity plan from an acquired company, any shares of common stock available under the assumed plan (after appropriate adjustments, as required to reflect the transaction) may be issued pursuant to awards under the Amended Plan and will not reduce the Amended Plan’s aggregate share limit.

If, and to the extent options and SARs granted under the Amended Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Amended Plan. Shares of common stock tendered, withheld or surrendered in payment of the exercise price of an option (including upon the exercise of an option through a net exercise procedure) will not be available for re-issuance under the Amended Plan. Shares of common stock withheld or surrendered for payment of taxes with respect to any award will not be available for re-issuance under the Amended Plan. Upon the exercise of a SAR, both for purposes of calculating the number of shares remaining available for issuance under the Amended Plan and the number of shares remaining available for exercise under such SAR, the number of such shares will be reduced by the gross number of shares for which the SAR is exercised. To the extent that any grants are paid in cash and not in shares of common stock, any shares previously subject to such grants will again be available for issuance or transfer under the Amended Plan and will not count against the share limits for purposes of shares available under the Amended Plan. If shares are repurchased by the Company on the open market with the proceeds of the exercise price of stock options, such shares will not again be made available for issuance under the Amended Plan.

Limitations. The maximum aggregate number of shares that will be subject to grants made under the Amended Plan to any employee, consultant or advisor during any calendar year is 4,000,000 shares, subject to adjustment as described below. The maximum grant date value of shares subject to awards granted to any non-employee director during any one calendar year, taken together with any cash fees payable to such non-employee director for services rendered as a non-employee director during the calendar year, will not exceed $600,000 in total value. The maximum number of shares that may be issued upon the exercise of incentive stock options will not exceed 11,148,223 shares, subject to adjustment as described below. No dividends or dividend equivalents will vest and be paid unless the underlying grant vests and is paid.

Administration. The Amended Plan is administered and interpreted by the Committee. However, the Board of Directors approves and administers all grants made to non-employee directors. References to the Committee include the Board of Directors where appropriate. The Committee may delegate authority to administer the Amended Plan to one or more subcommittees, as it deems appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Amended Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the Amended Plan. The Committee presently consists of Anton G. Gueth, Leonard S. Jacob, M.D., Ph.D., and Marvin Samson, each of whom is a non-employee director of our Company.

Eligibility for Participation. All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Amended Plan. As of April 1, 2019, approximately 161 employees, seven non-employee directors and two consultants and advisors would be eligible to receive grants under the Amended Plan, if it had been in place on such date. The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of common stock that are subject to each grant. Because our executives and non-employee directors are eligible to receive grants under the Amended Plan, they may be deemed to have a personal interest in the approval of this Proposal 4.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Amended Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Amended Plan will be equal to or greater than the last reported sale price of the underlying shares of common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of common stock on the date of grant.

The Committee will determine the term of each option which will not exceed ten years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable, which may be based on the achievement of certain specified performance goals or other conditions. The Committee may accelerate the exercisability of any options. The Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service. Generally, if a grantee ceases to be employed by, or provide service to, us for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to, us on account of the grantee’s disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, us. In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by, or provide service to, us on account of termination for cause, the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise procedure whereby a number of shares of common stock having a fair market value on the date of exercise equal to the aggregate exercise price of the option and/or withholding taxes are withheld and the remainder of the shares subject to such exercised option are delivered to the grantee, or (v) by such other method as the Committee may approve.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Amended Plan. The Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines, such as the achievement of certain specified performance goals or other conditions.

The Committee will determine the number of shares of common stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the Committee determines otherwise, a grantee will have the right to vote shares of common stock and to accrue dividends paid on such shares during the restriction period. The Committee may determine that a grantee’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions. Any dividends paid on shares subject to stock awards will only be paid if and to the extent the underlying stock awards vest.

Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us during the restriction period, or if other specified conditions are not met, then the grantee’s stock award will terminate as to all shares covered by the award as to which the restrictions have not lapsed, and those shares of common stock must be immediately returned to us.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Amended Plan. Each stock unit provides the grantee with the right to receive a share of common stock or an amount based on the value of a share of common stock at a future date. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Committee. Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us before the stock units vest, or if other conditions are not met, the grantee’s stock units will be forfeited.

SARs

The Committee may grant SARs to anyone eligible to participate in the Amended Plan. SARs may be granted in connection with, or independently of, any option granted under the Amended Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of common stock on the date of exercise over the base amount for the SAR. Payment will be made in shares of common stock, cash or any combination of the foregoing, as the Committee shall determine. The term of any SAR will not exceed ten years from the date of grant.

The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of common stock on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable, which may be based on the achievement of certain specified performance goals or other conditions. The Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within a specified period of time after termination of employment or service, as determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with stock units or other stock-based awards. No dividends or dividend equivalents will be granted or paid in connection with options or SARs. Dividend equivalents are payable in cash or shares of common stock. The terms and conditions of dividend equivalents will be determined by the Committee. Any dividend equivalents granted in connection with stock units or other stock-based awards will vest and be paid only if and to the extent the underlying stock units or other stock-based awards vest and are paid.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Amended Plan. These grants will be based on or measured by shares of common stock, and will be payable in cash, in shares of common stock, or in a combination of cash and shares of common stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Vesting. Awards granted under the Amended Plan will include vesting schedules under which no portion of an award may vest in less than one year from the date of grant; provided that up to 5% of the shares reserved for issuance under the Amended Plan (subject to adjustment as described below) may be granted without regard to this minimum vesting requirement.

The Committee retains the authority to accelerate vesting in connection with a grantee’s death or disability, or in the event of a change in control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the Amended Plan (as described below), or in other circumstances as the Committee deems appropriate.

Performance Goals. The Committee may establish performance goals in connection with grants that vest based on the attainment of specified levels of one or more of the following criteria or such other criteria as the Committee determines: stock price, total shareholder return, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, product development goals, regulatory goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The criteria may relate to a grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing.

Deferrals. The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Amended Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other unusual or infrequently occurring event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of common stock available for issuance under the Amended Plan, the maximum number of shares of common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Amended Plan, the price per share or the applicable market value of such grants, and other terms applicable to outstanding grants, including performance goals, will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Amended Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control. If a change of control occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), unless the Committee determines otherwise, (i) all outstanding awards that are not exercised or paid at the time of the change of control will be assumed by, or replaced with awards that have comparable terms and value by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and (ii) any performance-based awards will be deemed earned at target level as of the date of the change of control with respect to all open performance periods, and will continue to be subject to time-based vesting following the change of control.

Unless the Committee determines otherwise or as provided in the applicable grant agreement, if a grantee’s employment is terminated by us without cause upon or within 12 months following the change of control, the grantee’s outstanding awards will become fully vested as of the date of termination.

In addition, the Committee, in its discretion, may take any of the following actions with respect to any or all outstanding awards, without the consent of any grantee:

•	Determine that (A) all outstanding options and SARs will automatically accelerate and become fully exercisable; (B) the restrictions and conditions on all outstanding stock awards will immediately lapse; and (C) all stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value;
•	Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;
•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or
•	With respect to grantees holding stock units or other stock-based awards, the Committee may determine that such grantees will receive one or more payments in settlement of such stock units or other stock-based awards.

Any such acceleration, surrender, termination or settlement will take place as of the date of the change of control or such other date as the Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the grantee upon surrender of the stock option or SAR.

For purposes of the Amended Plan, a change of control will be deemed to have occurred if one of the following events occurs:

•	Any person becomes the beneficial owner of securities representing 50% or more of the voting power of our securities, provided that a change of control will not occur as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will own shares representing more than 50% of the parent corporation;
•	Consummation of a merger or consolidation whereby our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company;
•	A sale or other disposition of all or substantially all of our assets; or
•	A liquidation or dissolution of our Company.

Notwithstanding the foregoing, for any grants subject to section 409A of the Code that will become payable upon a change of control, the transaction constituting a change of control must also constitute a “change in control event” for purposes of section 409A of the Code.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Participants Outside of the United States. If any individual who receives a grant under the Amended Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options. We may not, without obtaining stockholder approval, (i) amend the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or base price of such SARs, (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current stock price in exchange for cash, other grants, our common stock or other securities, except in connection with a corporate transaction involving the Company. No stock options or SARs will be granted with automatic reload features.

Amendment and Termination of the Amended Plan and Outstanding Grants. The Board of Directors may amend or terminate the Amended Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Amended Plan will terminate on June 12, 2029, unless the Amended Plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with stockholder consent.

A termination or amendment of the Amended Plan may not materially impair the rights of a grantee unless the grantee consents or unless the Committee acts in order to comply with applicable law. Whether or not the Amended Plan has terminated, an outstanding grant may be terminated or amended to comply with applicable law or may be amended by agreement of the Company and the grantee consistent with the Amended Plan; provided that the grantee’s consent is not required if any amendment to the grantee’s outstanding grant does not materially impair the rights or materially increase the obligations of the grantee.

Clawback Policy. All grants made under the Amended Plan are subject to applicable provisions of our Company’s clawback or recoupment policy approved by the Board of Directors, as such policy may be in effect from time to time.

New Plan Benefits

The Board has not granted any awards under the Amended Plan subject to shareholder approval of the Amended Plan. The Committee has full discretion to determine the amount of the awards to be made to participants under the Amended Plan, subject to the limits described above under Material Features of the Amended Plan -Limitations. Therefore, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the Amended Plan. For information on equity awards made in 2018 to the named executive officers, please refer to the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” under the heading “Executive Compensation” elsewhere in this Proxy Statement. The last reported sale price of a share of common stock on April 1, 2019 was $2.96 per share.

Federal Income Tax Consequences of the Amended Plan

The federal income tax consequences of grants under the Amended Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Amended Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the Amended Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i)	If shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.
(ii)	If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.
(iii)	A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state, local, foreign country or other tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit or require a grantee to satisfy our withholding obligation with respect to grants paid in shares of common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local and foreign country tax liabilities, unless otherwise determined by the Committee.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the amendment and restatement of the Company’s Equity Compensation Plan.

The Board of Directors unanimously recommends a vote FOR approval of the amendment and restatement of the Antares Pharma, Inc. 2008 Equity Compensation Plan.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers during the year ended December 31, 2018:

Name	Age	Position
Robert F. Apple	53	President and Chief Executive Officer
Fred M. Powell	58	Executive Vice President, Chief Financial Officer
Peter J. Graham	52	Executive Vice President, General Counsel, Chief Compliance Officer, Human Resources & Corporate Secretary
James P. Tursi, M.D.	54	Executive Vice President, Head of Research and Development, Chief Medical Officer

Robert F. Apple serves as our President and Chief Executive Officer and as a director. Please see Mr. Apple’s biographical information set forth in the Election of Directors section in this proxy statement.

Fred M. Powell became our Executive Vice President and Chief Financial Officer in September 2017. Mr. Powell joined the Company in October 2016 as our Senior Vice President and Chief Financial Officer. Prior to joining Antares, from December 2012 until October 2016, Mr. Powell served as Vice President and Chief Financial Officer for Celator Pharmaceuticals Inc., a publicly traded, clinical stage, oncology-focused biopharmaceutical company. Prior to joining Celator, from 2011 until 2012, Mr. Powell was the Chief Financial Officer of OraPharma, Inc. From 2005 until 2011, Mr. Powell was Chief Financial Officer of BMP Sunstone Corporation, a publicly traded specialty pharmaceutical company. From 2002 until 2004, Mr. Powell served as the Chief Financial Officer of Eximias Pharmaceutical Corporation, a privately-held biopharmaceutical company. From 1999 to 2002, Mr. Powell served as the Senior Vice President, Finance and Administration, of InnaPhase Corporation, a technology solutions provider for life sciences companies. From 1993 to 1999, Mr. Powell held various positions at Premier Research Worldwide, a publicly-traded company specializing in providing clinical and diagnostic services to the pharmaceutical and biotech industries, including Director of Finance and Administration, from 1993 to 1996, and Chief Financial Officer, from 1996 to 1999. Since June 2017, Mr. Powell has served as a member of the Advisory Board for Penn State Scranton and Treasurer of the Youth Orchestra of Bucks County. Prior to 1989, Mr. Powell held various positions of increasing responsibility at KPMG LLP. Mr. Powell holds a BS in Accounting from Pennsylvania State University.

Peter J. Graham became our Executive Vice President, General Counsel, Chief Compliance Officer, Human Resources and Corporate Secretary in September 2017. Mr. Graham joined the Company in July 2015 as our Senior Vice President, General Counsel, Chief Compliance Officer, Human Resources & Corporate Secretary. Prior to joining the Company, from 2010 until 2015, Mr. Graham served as Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources of Delcath Systems, Inc., a publicly traded specialty pharmaceutical and medical device company focused on cancers of the liver. Prior to Delcath, between 2008 and 2010, Mr. Graham was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc., a wholly owned subsidiary of Bracco, SpA., a global company specializing in diagnostic and therapeutic medical devices for cardiology and radiology. From 1997 until its sale in 2008, Mr. Graham spent 11 years at E-Z-EM, Inc., a publicly listed global medical device and pharmaceutical company specializing in CT and MR imaging solutions. During his tenure at E-Z-EM, Mr. Graham held various senior level management positions serving as its Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 until 2008 and Senior Vice President, General Counsel and Secretary from 2003 until 2005. From 1997 until its initial public offering in 2004, Mr. Graham also served as General Counsel and Corporate Secretary for AngioDynamics, Inc., (then a wholly owned subsidiary of E-Z-EM), a leading provider of innovative medical devices used by interventional radiologists, cardiologists, surgeons, and other physicians. Mr. Graham was a member of the Board of Directors of AngioDynamics from 2006 to 2007. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law in 1995, and his B.A. in Political Science at the University of Wisconsin-Madison.

James. P. Tursi, M.D. joined the Company in August 2018 as our Executive Vice President, Head of Research and Development, Chief Medical Officer. Prior to joining Antares, Dr. Tursi was the Chief Medical Officer of Aralez Pharmaceuticals Inc. and served in this role with the company’s predecessor, POZEN Inc., from 2015 until 2018. Prior to Aralez, Dr. Tursi served as Chief Medical Officer of Innocoll AG where he was responsible for managing all clinical research and development, medical affairs and safety activities for product candidates and medical devices which utilized a proprietary collagen-based technology. Prior to joining Innocoll, Dr. Tursi served as Chief Medical Officer at Auxilium Pharmaceuticals Inc. from 2011 to 2015, and Vice President of Clinical Research & Development from 2009 to 2011.

Dr. Tursi was responsible for oversight of clinical and nonclinical development programs, clinical operations, medical affairs and global safety activities focused on urology. Prior to Auxilium, he served as Director of Medical Affairs for GlaxoSmithKline Biologicals from 2006 to 2009 and directed all medical affairs responsibilities for the cervical cancer vaccine in North America. Dr. Tursi entered the pharmaceutical industry in 2004 as a Medical Director for Procter & Gamble Pharmaceuticals until 2006. Dr. Tursi was a board certified physician and previously practiced medicine and surgery for over 10 years. He received his doctor of medicine degree from the Medical College of Pennsylvania and completed his residency training at the Johns Hopkins Hospital. Dr. Tursi serves as a member of the board of directors of Agile Therapeutics.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Party Transactions

None.

Review, Approval or Ratification of Transactions with Related Parties

We engage in a process whereby we identify and review all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related party would be disclosed in our proxy statement; however, during our fiscal year ended December 31, 2018, we did not have any related party transactions. The process for the review of all potential related party transactions is documented in our written corporate policies. In addition, the Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs as well as the compensation determinations and the rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer and the other executive officers who served as executive officers during the year, to whom we refer to collectively as our “named executive officers.” Our named executive officers for 2018 were Messrs. Robert F. Apple, Fred M. Powell, Peter J. Graham and James P. Tursi, M.D.

Executive Summary

During fiscal year 2018, we made significant progress on our strategic goals and objectives and achieved several transformative milestones. Most notably, we achieved the following:

•	Reported record annual revenue of $63.6 million for the year ended December 31, 2018, which represented a 17% increase over the prior year.
•	Announced FDA approval of XYOSTED™ (testosterone enanthate) injection for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone and began detailing XYOSTED™ in December 2018.
•	Announced that our partner Teva had obtained FDA approval for their generic Epipen® and commercially launched their generic EpiPen® in limited quantities in the fourth quarter of 2018. The product deemed therapeutically equivalent and fully substitutable at the pharmacy to the EpiPen®.
•	Announced that our partner, AMAG had obtained FDA approval for their Makena® subcutaneous auto-injector and commercially launched the product in March 2018.
•	Announced a new collaboration agreement with Pfizer to jointly develop a combination drug device rescue pen that will utilize our QuickShot® auto injector and an undisclosed Pfizer drug.

Executive Compensation Philosophy

The Company’s compensation philosophy is to pay for performance, support the Company’s business strategies, and offer competitive compensation arrangements to attract and retain key individuals. Consistent with this philosophy, the Compensation Committee considered the impact of our corporate performance during 2018 in determining named executive officer compensation for 2018, as well as each named executive officer’s individual performance, macroeconomic conditions generally, and data from peer group companies.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

•	compensation should be based on an individual’s level of responsibility, individual performance and Company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they have increased ability to affect our results;
•	target compensation should reflect the value of the position in the marketplace. To attract and retain skilled and experienced executives in the highly competitive and dynamic pharmaceutical, medical device and biotech industries, we must offer a competitive compensation package;
•	compensation should be variable, and our programs are designed to pay for performance. We reward outstanding Company performance with above target compensation and provide less than target compensation when Company objectives are not achieved;
•	compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that we believe are critical to our success and increasing stockholder value;
•	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives; and

•	compensation programs should prioritize executive engagement, which is a critical factor to achieving our desired results.

Executive Compensation Program. Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our named executive officers. These policies and processes are reflected in compensation decisions for 2018 and 2019, and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. We reward our named executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated named executive officers in our peer group and the life sciences industry. Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation.

Compensation Components. The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance. To that end, target named executive officer total compensation pay mix for fiscal 2018 is as follows:

•	CEO: 16% base salary and 84% in variable compensation, with the majority in long-term incentives; and
•	Other named executive officers (average): 29% base salary and 71% in variable compensation, with the majority in long-term incentives. Note, Dr. Tursi is excluded from the NEO average given he was hired in August 2018. Dr. Tursi’s 2019 target pay mix is intended to align with the other NEOs.

Base Salary. We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance. Decisions regarding base salary increases take into account, the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance.

Annual Incentive Cash Awards. Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan, or “AIP,” is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success.

Long-Term Incentive Compensation. In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, the majority of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. To that end, our Long-Term Incentive Plan, or “LTIP” is an annual equity-based incentive plan that provides a balanced suite of equity vehicles – performance stock units, restricted stock units and stock options. While the restricted stock units and stock options vest based on time, the performance stock units vest based on the achieve of a combination of relative total shareholder return performance, revenue growth and business/product development milestones. The LTIP is designed to engage Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP will further assist us in achieving an appropriate balance between our long- and short-term performance as well as between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

Our Compensation Committee and senior management are focused on providing an appropriate mix of short-term and long-term incentives, and we are mindful not to rely on highly leveraged incentives that would result in risky short-term behavior. Our compensation program provides long-term incentives to ensure that our named executive officers continue in employment with us and directly tie executive compensation to achievement of our strategic objectives and generation of stockholder value. Based upon the strong level of achievement of the foregoing corporate objectives, the Compensation Committee took the following actions with respect to 2018 compensation for our named executive officers:

•	Worked with Pearl Meyer, the Compensation Committee’s independent compensation consultant, to update the Company’s compensation study of our executive compensation as compared to the executive compensation of the companies in our updated peer group.
•	Awarded modest salary increases, as discussed in more detail below under the section entitled “Base Salaries.”
•	Awarded annual cash incentive awards, as discussed in more detail below under the section entitled “Annual Incentive Awards.”
•	Consistent with our compensation philosophy, made grants at the 75th percentile target under the Company’s 2018 long-term incentive program, as discussed in more detail below under the section entitled “Long-Term Incentives – Equity Compensation.”

Effect of the 2018 Advisory Vote on Named Executive Officer Compensation

At the June 2018 Annual Meeting of Stockholders, we held a non-binding stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a Say on Pay vote. We had significant support from our stockholders with respect to the compensation of our named executive officers, with approximately 95.4% of stockholder votes cast in favor of our Say on Pay resolution. As we evaluated our named executive officer compensation program during 2018, our Compensation Committee considered the strong support our stockholders expressed for our named executive officer compensation practices which emphasizes short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Determination of Competitive Compensation for 2018

In late 2017, we engaged Pearl Meyer to assist the Compensation Committee in determining whether the peer group was still appropriate and conducting an executive compensation analysis. Taking into account several key factors, including revenue ($0 – $213 million), market capitalization ($262 million – $1.9 billion), the fact that the comparator company has a commercialized product in the area of drug delivery methods and technologies within specialty pharmaceuticals and the number of employees (90 – 475). The 12 comparator companies below comprise the peer group for 2018. In anticipation of the Company’s annual review of compensation in Q12019, the peer group was revisited and adjusted to account for recent peer corporate transactions and Antares’s projected growth.

•	ANI Pharmaceuticals, Inc.	•	Eagle Pharmaceuticals Inc.
•	Anika Therapeutics Inc.	•	Juniper Pharmaceuticals, Inc. (acquired)
•	Arena Pharmaceuticals, Inc.	•	Orexigen Therapeutics, Inc. (filed for bankruptcy)
•	BioDelivery Sciences International, Inc.	•	STAAR Surgical Company
•	Cerus Corporation	•	Vanda Pharmaceuticals
•	Corium International, Inc. (taken private)	•	Zogenix, Inc.

To conduct the analysis for 2018, Pearl Meyer reviewed the executive pay packages provided for similar roles among the comparator group set forth in the table above. The purpose of the assessment was to provide a market comparison for the Company’s executive compensation program and to serve as the basis for our Compensation Committee’s discussion regarding current pay competitiveness and potential actions for 2018.

The market comparisons in the Pearl Meyer report are based on the pay levels and compensation practices reported in the proxy disclosures of our peer group and survey data for size appropriate companies in the life sciences industry as a whole. Our Compensation Committee referred to the report by Pearl Meyer from February 2018 as a basis for setting and adjusting 2018 cash compensation and equity compensation levels within the context of year-end 2017 performance and market compensation levels.

Based on our compensation objectives and philosophy with reference to the February 2018 study conducted by Pearl Meyer, the Compensation Committee determined that overall compensation for our executive officers generally is aligned with market practice. The report indicated that the pay mix for our named executive officers emphasizes long-term equity compensation more than its peers and ties a greater percentage of equity compensation directly to Company performance. The Compensation Committee believes that tying executive compensation to Company performance is an important tool to increasing long-term stockholder value, as evident by our strong emphasis on long-term, performance-based compensation and helps align our named executive officer with stockholders.

The Compensation Committee generally targets the 50th percentile for the named executive officers’ cash-based compensation, which is comprised of base salary plus target bonus, but has from time to time made, and will continue to make, determinations that represent a departure from the general guideline of targeting the 50th percentile. Long-term incentive compensation is targeted at the 75th percentile. Equity grants are targeted at the 75th percentile in order to provide meaningful equity grants to executives and to tie a greater percentage of executive compensation to Company performance as compared to our peers.

In addition, because a significant portion of our compensation is performance-based, if performance targets are achieved (or not achieved), actual cash and equity compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group. In determining 2018 compensation, the Compensation Committee also considered the level of experience of the executive management team, the critical role the executive management team plays in achieving the Company’s strategic goals, individual performance and the individual’s experience.

The charts below represent the mix of target total direct compensation awarded to our Chief Executive Officer and other named executive officers in 2018. Consistent with our pay for performance philosophy, a majority of the target total direct compensation is variable, as it is based on performance. The Company’s Chief Executive Officer is eligible to participate in the same executive programs as the named executive officers; however, a larger proportion of his target total direct compensation is at risk. The charts below reflect target compensation for Messrs. Apple, Graham, and Powell (Dr. Tursi was not included given he was hired in August 2018). As indicated below, approximately 84% of the target total direct compensation awarded to the Chief Executive Officer and 71% awarded to the other named executive officers in 2018 was based on elements that may vary from year to year depending on performance.

We believe our approach to goal setting, weighting of targets, and evaluation of performance results assists in mitigating excessive risk-taking by our named executive officers that could harm our value or reward poor judgment by our named executive officers. We believe that several features of our programs reflect sound risk management practices. Specifically:

•	we allocate our compensation among base salary and short and long-term incentive compensation target opportunities in such a way as to not encourage excessive risk-taking;
•	we apply Company-wide metrics to encourage decision making that is in the best long-term interests of the Company and our stockholders;
•	we use a mix of equity award instruments under our long-term incentive program, including both stock options and full value awards; and
•	our equity awards vest over multiyear periods and/or vest based on performance.

All of the foregoing features establish a balanced compensation program that is designed to mitigate risk and properly account for the time horizon of risk based on our strategic business objectives. For a more detailed discussion of these features, refer to the discussion below under “Annual Incentive Awards” and “Long-Term Incentives – Equity Compensation.”

Each named executive officer has an employment agreement with us that includes base salary and annual and long-term incentives. Further details regarding the terms of the employment agreements are described below.

Looking Forward to 2019

2019 Executive Compensation Benchmarking

In late 2018, we reengaged Pearl Meyer to assist the Compensation Committee in evaluating the peer group and conducting an executive compensation analysis that was completed in early 2019. The purpose of the peer group analysis was to ensure that the Company is using the appropriate comparator group and third-party data sources for our annual assessment of executive compensation. The subsequent market compensation analysis serves as the basis for our Compensation Committee’s assessment regarding current competitiveness across all compensation elements and potential actions for 2019.

Role of our Named Executive Officers in Determining Executive Compensation.

The Compensation Committee has established an annual performance review program for our named executive officers pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For named executive officers other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. Individual goals for the Chief Executive are approved by the Compensation Committee. The Chief Executive Officer also submits corporate performance goals which are reviewed and approved by the Compensation Committee at the beginning of each year. Each named executive officer’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares an evaluation based on the named executive officer’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Chairman of the Board of Directors and Compensation Committee, which determines his compensation changes and awards. In connection with 2018 compensation, the Chief Executive Officer provided recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the Chief Executive Officer’s observations with regard to other named executive officers, the ultimate decisions regarding named executive officer compensation were made by the Compensation Committee. The Chief Executive Officer did not make recommendations as to his own compensation.

Base Salaries

In February 2018, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2017, and in February 2019, in connection with the Compensation Committee’s evaluation of Company and named executive officer performance during 2018, the Compensation Committee approved modest base salary increases as set forth in the table below. For those named executive officers who were eligible for base salary increases, the base salaries were increased by approximately 4.5% on average with respect to increases in February 2018 and 3.7% on average (excluding Dr. Tursi) with respect to increases in February 2019. The current named executive officer base salary was increased to better align to median market practice, as indicated by the peer group compensation reports from Pearl Meyer and other third party compensation studies.

Name	Base Salary for 2017 ($)	Base Salary after Increase in February 2018 (effective 1/1/18) ($)	Base Salary for 2019 (after increase in February 2019) ($)
Robert F. Apple	527,850	550,000	572,000
Fred M. Powell	345,000	365,525	380,000
Peter J. Graham	369,990	382,940	395,000
James P. Tursi, M.D.	N/A	425,000	431,000	(1)
(1)	Pursuant to Dr. Tursi’s employment agreement, the 2019 base salary increase was pro-rated based on the number of whole months during which he was employed by the Company in 2018.

Annual Incentive Awards

The Company maintains the AIP. The performance goals vary year by year, as approved by the Compensation Committee.

Our principal objective in providing annual incentive compensation is to provide pay for performance. While we target our opportunities for annual incentive compensation to be comparable to the median level of our peer group of companies, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary, as reflected in each named executive officer’s employment agreement or as otherwise determined by the Compensation Committee. For Mr. Apple, the target annual incentive award was 55% of base salary, and for Messrs. Powell, Graham and Tursi, their target annual incentive awards were 45% of base salary. The Compensation Committee reviewed the performance goals for the named executive officers at its February 22, 2018 meeting and finalized and approved the goals shortly thereafter. In setting the goals for 2018, the Compensation Committee determined the weight any particular Company performance goal carried within the applicable category.

For the Chief Executive Officer and all other named executive officers, the achievement of the foregoing Company performance goals account for 80% of their annual incentive compensation while Individual performance goals account for 20% of the 2018 annual incentive award. Payout is capped at 150% of target for both Company performance goals and Individual performance goals.

The following table sets forth the Company performance goals, the relative weighting of each goal and the year-end results.

Goal	Weighting	Results	Payout
2018 GAAP Revenue	35%	Reported record revenue of $63.6 million for the full year which represented a 17% increase over the prior year	39.2%
XYOSTED™ Regulatory Resubmission	10%	Resubmitted XYOSTED™ in March 2018	15%
XYOSTED™ Approval	20%	XYOSTED™ NDA approved September 2018	30%
Partner Product Launch Readiness	10%	Provided adequate supply of partner products for AMAG and Teva	10%
New Product Opportunity	15%	Executed development agreement with Pfizer	10.5%
Business Development Revenue	10%	Executed development agreement with Pfizer and received initial development revenue	10%
Total	100%		114.7%

At its February 2019 meeting, the Compensation Committee assessed whether and to what extent the applicable performance goals were achieved for 2018. As discussed above, the Compensation Committee determined that the Company performance goals were over-achieved at a level of 114.7% as a result of the significant accomplishments during 2018. The individual performance goals for Messrs. Apple, Powell and Graham included overseeing the executive staff expansion including hiring of the new head of research and development and chief medical officer, overseeing, coordinating and completing a capital raise of at least $15,000,000, and overseeing and implementing an updated corporate strategic plan. The Compensation Committee determined that Messrs. Apple, Powell and Graham each achieved 89% of the targeted level of performance with respect to his respective individual goals and awarded each of them a payout of 89% of target for this portion of the AIP. The individual performance goals for Dr. Tursi included supporting the XYOSTED™ regulatory approval process and post-approval medical affairs support, completion of a phase 1 clinical study, developing and implementing a new process to enhance research and development, and assessing and re-structuring the research and development group. The Compensation Committee determined that Dr. Tursi achieved 96% of the targeted level of performance with respect to his individual goals and awarded Dr. Tursi a payout of 96% of this portion of the AIP.

Accordingly, the Compensation Committee awarded the following annual incentive awards for 2018 performance:

Name	2018 Target Annual Incentive Award ($)	2018 Actual Annual Incentive Payout ($)	Percentage of 2018 Target Annual Incentive Award Actually Paid (%)
Robert F. Apple	302,500	331,298	109.5%
Fred M. Powell	164,486	180,145	109.6%
Peter J. Graham	172,323	188,728	109.6%
James P. Tursi(1)	79,688	88,469	111%
(1)	Dr. Tursi joined the Company in August 2018, and therefore the target and actual annual incentive award payout amounts were prorated for the five-month period during which he was employed by the Company in 2018.

Long-Term Incentives – Equity Compensation

We maintain the 2008 Equity Compensation Plan, which is a broad based omnibus equity compensation program that permits the Compensation Committee to award various types of equity based awards. The Compensation Committee approves all equity grants. The Compensation Committee may make off-cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. We do not backdate grants of stock options or common stock, nor do we time grants to coincide with the release of material non-public information about us. We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

The Company utilizes “double trigger” vesting. Accordingly, unless the Compensation Committee determines otherwise with respect to a particular grant, to the extent a change of control of the Company occurs and the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) and if the awards are assumed by, or replaced with awards with comparable terms by, the surviving corporation (or parent or subsidiary of the surviving corporation), the awards will vest or become fully exercisable, as applicable on the date that the grantee is terminated by the Company without cause if such termination is upon or within 12 months following the change in control.

As with 2017, the total value of the annual long-term incentive plan award to each senior officer, including each named executive officer, is targeted at the 75th percentile of the value of annual awards granted by other companies in the Company’s peer group, as described in the table below. The Compensation Committee determined that the 75th percentile of target value of the annual awards granted was appropriate given the aggressive performance hurdles for the performance stock unit program, the level of experience of the senior officers and the role the senior officers play in furthering the Company’s strategic corporate goals.

Pursuant to the Company’s long-term incentive program for senior officers, upon the recommendation of the Compensation Committee, certain of its senior officers, including its named executive officers, receive the long-term incentive award value under the 2018 long-term incentive program in the form of performance stock units, restricted stock units and stock option grants to purchase the Company’s common stock. Under the program, one-third of the value of the annual award for each senior officer was delivered in the form of performance stock units, one-third of the value of the annual award was delivered in shares of restricted stock units and one-third of the value of the annual award was delivered in the form of stock options, in each case granted under the 2008 Equity Compensation Plan. The number of performance stock units that may ultimately be earned can vary based on the level of achievement attained over the performance period while the restricted stock unit and stock option awards represent a set number of units or options that vest over time based on continued employment by the named executive officer. The number of units or shares for each award type was determined using the Black-Scholes model for options.

We believe that the performance-based restricted stock unit portion of the annual award is strongly aligned with stockholder interests because the performance goals established represent challenging milestones that should help create significant value to the Company if achieved. We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant. We believe the restricted stock unit awards provide an appropriate level of balance to the performance-oriented equity components of our long-term program. Additionally, restricted stock units use fewer shares than options, thereby benefitting stockholders because the dilutive effect is minimized.

The table below shows the aggregate target value of equity awards for each of the named executive officers participating in the 2018 long-term incentive program, the actual aggregate value of equity awards granted, as well as the value for each award type. In the tables that follow, the number of units or shares determined using the valuation tools described above are set forth.

Name	2018 Target Long-term Incentive Award ($)	Target Value in PSUs(2) (33%) ($)	Target Value in RSUs(2) (33%) ($)	Target Value in Stock Options(2) (34%) ($)
Robert F. Apple	2,500,000	825,000	825,000	850,000
Fred M. Powell	750,000	247,500	247,500	255,000
Peter J. Graham	750,000	247,500	247,500	255,000
James P. Tursi(1)	229,500	—	—	229,500
(1)	Dr. Tursi joined the Company in August 2018 and consistent with our new hire equity program only received time-vested stock options for his initial at-hire grant. For 2019, Dr. Tursi’s annual equity grant mix is consistent with the other NEOs.
(2)	Values in the foregoing table do not align with the values in the Grant of Plan-Based Award table due to rounding and the valuation model used for valuing the performance shares in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.

Performance Stock Units

Performance stock unit awards were granted in June 2018. The performance stock unit awards are earned and vested and convert into actual shares of our common stock based on our attainment of certain performance goals measured over the three-year measurement period beginning January 1, 2018 and ending December 31, 2020, subject to continued employment or service with us through the specified periods. The actual number of shares of our common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of our performance as measured in terms of the following three performance goals:

•	2020 fiscal year end net revenue (33.33%)
•	Entry into new business or corporate development agreements during the three-year measurement period (33.33%)
•	Three-year total stockholder return (“TSR”) relative to the NASDAQ Biotechnology Index (33.34%)
○	50% payout if relative TSR is equal to or greater than 50th, but less than the 65th percentile of the index
○	100% payout if relative TSR is equal to or greater than 65th, but less than the 80th percentile of the index
○	150% payout if relative TSR is equal to or greater than 80th of the index

The performance goals were chosen by the Compensation Committee because the Compensation Committee believes that successful new business relationships should create increased value for stockholders and the named executive officers should have a significant portion of their awards dependent upon relative total stockholder return.

Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units vesting if the threshold level is achieved; 100% of the performance stock units vesting if the target level is achieved and 150% of the performance stock units vesting if the maximum level is achieved.

The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on our actual performance during the three-year performance period.

The actual number of performance stock units earned and vested will be determined by the Compensation Committee based on the actual performance level achieved with respect to the applicable performance goals, subject to the items for which performance goals may be adjusted pursuant to the 2008 Equity Compensation Plan and factoring in the weighting for each performance measure (as described above).

If a named executive officer’s employment or service with us terminates prior to the completion of the performance period, then the officer’s performance stock unit award will be forfeited, whether or not the performance goals are met. If a change of control occurs while a grantee is employed by, or providing services to, us, the performance stock unit award will vest as if target performance had been achieved as to each performance goal, such that the target number of shares subject to the award is deemed fully earned and vested as of the date of the change of control.

The table below summarizes the 2018 performance stock unit awards for the executive officers of the Company:

Named Executive Officer	Minimum Number of Actual Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Actual Shares That May Be Earned
Robert F. Apple	0	305,556	458,334
Fred M. Powell	0	91,667	137,502
Peter J. Graham	0	91,667	137,502
James P. Tursi(1)	—	—	—
(1)	Dr. Tursi joined the Company in August 2018 and did not receive a grant of performance-based awards in 2018.

Stock Options and Time-Vested Restricted Stock Units

The stock options granted pursuant to the long-term incentive program (i) have a ten-year term, (ii) have an exercise price equal to the closing price of our common stock, as reported on NASDAQ on the date of grant, (iii) vest in quarterly installments over three years, and (iv) are otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Equity Compensation Plan, including the newly implemented “double trigger” vesting provisions in the event of a change in control of the Company. In 2019, the Committee determined that a shift from quarterly vesting to annual vesting would better align to market norms. The change will impact stock options grants made in 2019 and beyond.

The restricted stock units granted pursuant to the long-term incentive program vest in annual installments over three years and are subject to “double trigger” vesting provisions in the event of a change in control of the Company.

The table below summarizes the 2018 restricted stock units and stock options awarded to the executive officers of the Company on June 8, 2018 pursuant to the long-term incentive program:

Named Executive Officer	Number of Restricted Stock Units	Number of Stock Options
Robert F. Apple	305,556	591,510
Fred M. Powell	91,667	177,453
Peter J. Graham	91,667	177,453
James P. Tursi(1)	—	150,000
(1)	Dr. Tursi joined the Company in August 2018 and received the sign-on option grant reflected in the table. Because Dr. Tursi joined the Company in the latter half of the year, he was not eligible to participate in the 2018 long-term incentive program.

Performance Results on Performance Stock Units granted in 2016

In 2016 the Compensation Committee granted performance-based stock units to certain executive officers under the 2008 Equity Compensation Plan, pursuant to which a certain number of stock units could be earned based on the level of achievement of performance goals over the three-year period commencing on January 1, 2016 and ending on December 31, 2018. Messrs. Apple and Graham are the only executive officers granted such performance-based stock units who continue to be employed by the Company. The goal related to total stockholder return under the 2016 grant was achieved at maximum and Messrs. Apple and Graham were issued the maximum number of shares for this goal under the 2016 grant, which was 108,945 shares and 36,315 shares, respectively. The goals related to the launch of certain products within the performance period and FDA marketing approval for XYOSTED™ were each achieved at threshold and Messrs. Apple and Graham were issued the threshold number of shares for each of these goal, which was 72,630 shares and 24,210 shares, respectively.

For additional information regarding stock option and restricted stock unit award terms, see the narrative accompanying the Grants of Plan-Based Awards table. The dollar amount shown in the Summary Compensation Table reflects the aggregate grant date fair value of the option awards. See the footnotes to the Summary Compensation Table for further information.

Perquisites

We do not have programs for providing personal benefit perquisites to named executive officers, such as separate parking or dining facilities.

Broad-Based Programs

Our named executive officers participate in our broad-based group health plan and 401(k) savings plan offered to all full time employees of the Company.

The Company’s 401(k) plan provides a defined company contribution match equal to 50% of each employee’s deferral in the 401(k) plan up to the maximum deferrals permitted under the Internal Revenue Code. Additionally, the match is contributed with each semi-monthly payroll.

Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in our common stock through the 401(k) plan. Please see the table titled “Security Ownership of Directors and Executive Officers” for information regarding stock ownership of our named executive officers.

The Company pays the premiums for group term life and disability insurance coverage for the named executive officers on the same terms that apply to all Company employees.

Compensation Adviser Independence

In connection with the compensation reviews conducted throughout 2018, the Compensation Committee worked directly with Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee and all work conducted by Pearl Meyer for the Company is on behalf, under the direction and the authority, of the Compensation Committee. Pearl Meyer was engaged principally to provide an executive compensation analysis for 2018. Pearl Meyer also provided guidance with respect to employee and non-employee director equity compensation. Pearl Meyer has no other direct or indirect business relationships with the Company or any of its affiliates.

After examining whether there was a conflict of interest present between the Company and Pearl Meyer, the Compensation Committee concluded that Pearl Meyer did not have any conflicts of interest during 2018. In reaching this conclusion, the Compensation Committee considered the six independence factors relating to committee advisers that are specified in SEC Rule 10C-1.

Stock Ownership Guidelines

While we do not have formal stock ownership guidelines or holding requirements, in the past our named executive officers continued to hold a majority of the shares issued to them upon vesting or upon attainment of the performance criteria under the performance stock unit awards. Please see the table entitled “Security Ownership of Directors and Executive Officers” for information regarding the holdings of common stock of our current named executive officers.

Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from buying or selling puts or calls of our stock (i.e., entering into a hedging transaction), as well as trading in derivative securities of the Company’s stock or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. The insider trading policy also prohibits any director, officer or other employee from pledging our securities as collateral. None of our directors or executive officers has hedged our common stock. Additionally, none of our directors or executive officers has any outstanding pledges of our common stock. As of December 31, 2018, one of our named executive officers sold shares of stock under a 10(b)5-1 plan in 2018.

Clawback Policy

We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks. The 2008 Equity Compensation Plan includes a provision that all grants made under the 2008 Equity Compensation Plan are subject to applicable provisions of our Company’s clawback or recoupment policy approved by the Board of Directors or a duly authorized Committee thereof, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2008 Equity Compensation Plan. This provision was preserved in the Amended Plan.

Ongoing and Post-Employment Compensation

We are a party to employment agreements with Messrs. Apple, Powell, Graham and Dr. Tursi, which provide for special benefits upon certain types of termination events. The employment agreements are designed to be part of a competitive compensation package and provide for severance pay and benefits upon an involuntary termination and for increased severance pay and benefits in the event an eligible employee is terminated from employment in connection with a “change of control” of the Company. The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to certain of the Company’s highest paid officers. For 2018, the executive officers to whom the Section 162(m) deduction limit applies include the Company’s Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We continue to retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mr. Gueth (Chair)
Dr. Jacob
Mr. Samson
Members of the Compensation Committee

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of Robert F. Apple, our Chief Executive Officer.

For the purposes of determining our pay ratio for the 2018 fiscal year, we estimate the median employee’s annual total compensation was $143,630 and the annual total compensation for our CEO was $3,452,880. Based on this information, the ratio of the annual total compensation of our CEO to that of the median employee was 24 to 1.

The methodology and material assumptions, adjustments, and estimates used to identify our median employee for this purpose were as follows:

We determined our employee population as of December 31, 2017 including full-time, part-time, temporary, seasonal employees, employed by us and our subsidiaries. All of these individuals were located in the U.S. and all were included for the purpose of determining our pay ratio.

To identify the median employee, we used total direct compensation as our consistently applied compensation measure. For new employees, who were hired in fiscal 2017 but did not work for the company for the entire fiscal year, compensation was annualized for the full year and compensation for part-time employees was annualized but not converted into a full-time equivalent. We did not make any cost-of-living adjustments in identifying the median employee. Using this methodology, we determined our median employee based on total direct compensation, consisting of salary, bonus and commissions, other cash earnings, and grant date fair value of equity awards paid to each employee in fiscal year 2017.

There have been no changes in our employee population or employee compensation arrangements in 2018 that would significantly impact the process that we used to identify the median employee for 2017. However, the median employee identified for 2017 was not employed by the Company at the end of 2018. Therefore, as permitted by SEC rules, we replaced the 2017 median employee’s compensation with that of another employee whose compensation was substantially similar to that of the 2017 median employee.

Once we identified our median employee, the employee’s total compensation for 2018 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total Compensation column in the Summary Compensation Table.

We believe the above pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

Summary Compensation Table

The following table provides information regarding the compensation for 2018, 2017 and 2016 of our named executive officers.

Name and Principal	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert F. Apple Chief Executive Officer	2018	550,000	—	1,708,070	(12)	849,766	331,298	13,746	3,452,880
	2017	527,850	11,613	1,954,304	(6)	993,999	196,138	13,496	3,697,400
	2016	504,774	—	822,898	(7)	533,704	295,928	13,273	2,170,577

Fred M. Powell(8) Executive Vice President Chief Financial Officer	2018	365,525	—	512,425	(13)	254,930	180,145	13,746	1,326,771
	2017	345,000	6,210	586,288	(9)	298,200	104,887	13,496	1,354,081
	2016	58,827	—	—		132,195	—	119	191,141

Peter J. Graham Executive Vice President, General Counsel, Chief Compliance Officer, Human Resources and Corporate Secretary	2018	382,940	—	512,425	(13)	254,930	188,728	13,746	1,352,769
	2017	369,990	6,660	586,288	(9)	298,200	112,484	10,746	1,384,368
	2016	356,720	—	274,299	(10)	142,593	142,973	9,477	926,062

James P. Tursi(11) Executive Vice President Chief Medical Officer	2018	172,452	—	—		229,000	88,469	499	490,420
(1)	For 2017, the amounts represent the discretionary bonus awarded for significant efforts to respond expediently and efficiently to the CRL received from the FDA in October 2017.
(2)	This column shows the aggregate grant date fair value, computed in accordance with FASB ASC 718 for all restricted stock unit and performance-based restricted stock unit awards granted under the Plan in Fiscal 2018, 2017 and 2016. The grant date fair values of the performance-based restricted stock unit awards were determined based on the probable (i.e., the target) number of shares that could be awarded to each named executive officer. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The following table shows the aggregate grant date fair value of the performance-based restricted stock unit awards granted in 2018 assuming that the highest level of performance is achieved:
Name	Number of Shares Assuming Maximum Performance (#)	Grant Date Fair Value Assuming Maximum Performance ($)
Robert F. Apple	458,334	1,324,603
Peter J. Graham	137,502	397,386
Fred M. Powell	137,502	397,386
(3)	The amounts shown for option awards relate to option awards granted under the Plan. These amounts are equal to the aggregate grant date fair value of the awards, computed in accordance with Statement of FASB ASC 718. The assumptions used in determining the amounts in this column are set forth in note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. For information regarding the number of shares subject to 2018 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table.
(4)	The amounts shown represent performance based incentive compensation paid in cash.
(5)	The amounts in this column include Company matching contributions under the Company’s 401(k) plan, term life and disability insurance premiums.

The amounts for 2018 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	12,250	768	728
Fred M. Powell	12,250	768	728
Peter J. Graham	12,250	768	728
James P. Tursi	—	256	243

The amounts for 2017 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	12,000	768	728
Fred M. Powell	12,000	768	728
Peter J. Graham	9,250	768	728

The amounts for 2016 are shown in the following table:

Name	401(k) Plan Company Match ($)	Life Insurance Premiums ($)	Disability Insurance Premiums ($)
Robert F. Apple	12,000	637	636
Fred M. Powell	—	64	55
Peter J. Graham	8,204	637	636
(6)	Represents the aggregate grant date fair value of $1,054,918 for performance-based restricted stock unit awards and $899,386 for restricted stock unit awards.
(7)	Represents the aggregate grant date fair value of $416,170 for performance-based restricted stock unit awards and $406,728 for restricted stock unit awards.
(8)	Mr. Powell joined our Company as our Senior Vice President, Chief Financial Officer on October 31, 2016. He now serves as our Executive Vice President, Chief Financial Officer.
(9)	Represents the aggregate grant date fair value of $316,473 for performance-based restricted stock unit awards and $269,814 for restricted stock unit awards.
(10)	Represents the aggregate grant date fair value of $138,723 for performance-based restricted stock unit awards and $135,576 for restricted stock unit awards.
(11)	Dr. Tursi joined the Company as Executive Vice President, Chief Medical Officer on August 6, 2018.
(12)	Represents the aggregate grant date fair value of $883,069 for performance-based restricted stock unit awards and $825,001 for restricted stock unit awards.
(13)	Represents the aggregate grant date fair value of $264,924 for performance-based restricted stock unit awards and $247,501 for restricted stock unit awards.

Grants of Plan-Based Awards – 2018

The following table provides details regarding plan-based awards granted to our named executive officers in 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards $(5)
Name	Grant Date	Target ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Robert F. Apple	6/08/18	—	—	—	—	—	591,510	2.70	849,766
	6/08/18	—	—	—	—	305,556	—	—	825,001
	6/08/18	—	152,778	305,556	458,344	—	—	—	883,068
		302,500	—	—	—	—	—	—	—

Fred M. Powell	6/08/18	—	—	—	—	—	177,453	2.70	254,930
	6/08/18	—	—	—	—	91,667	—	—	247,501
	6/08/18	—	45,834	91,668	137,502	—	—	—	264,924
		164,486	—	—	—	—	—	—	—

Peter J. Graham	6/08/18	—	—	—	—	—	177,453	2.70	254,930
	6/08/18	—	—	—	—	91,667	—	—	247,501
	6/08/18	—	45,834	91,668	137,502	—	—	—	264,924
		172,323	—	—	—	—	—	—	—

James P. Tursi(6)	8/6/2018		—	—	—		150,000	2.89	229,001
		79,688
(1)	The amounts reflected are the 2018 annual incentive awards for each named executive officer assuming target level performance.
(2)	Represent performance stock unit awards made to the executive officers which will be earned and vested and converted into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three-year period beginning January 1, 2018 and ending December 31, 2020, respectively, and the executive officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: entry into one or more new business or corporate development agreements within the three year period ended December 31, 2020 (weighted at 33.33%), one related to 2020 fiscal year end net revenue (weighted at 33.33%) and one related to the Company’s three-year total stockholder return as compared to the companies in the NASDAQ Biotechnology Index over the same period (weighted at 33.34%). Each performance criterion has levels of achievement designated as threshold, target and maximum with 50% of the performance stock units earned if the threshold level is achieved; 100% of the performance stock units earned if the target level is achieved and 150% of the performance stock units earned if the maximum level is achieved. The actual number of performance stock units earned and vested will be based on the actual performance level achieved. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for an applicable performance measure, then no performance stock units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three-year performance period.
(3)	The stock unit awards were granted under the Plan. The stock unit awards vest over three years, vesting as to 33.33% of the units annually following the date of grant.
(4)	The option awards were granted under the Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.
(5)	The grant date fair value is computed in accordance with Financial Accounting Standard Board Accounting Standard Codification Topic 718.
(6)	Dr. Tursi joined the Company on August 6, 2018, and therefore the estimated non-equity incentive plan payout was prorated for the five-month period he was employed.

Outstanding Equity Awards at Fiscal Year-End – 2018

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2018.

		Option Awards				Stock Awards
Name	Grant Date*	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert F. Apple	11/12/09	100,000	—	1.1000	11/11/19	—	—	—	—
	11/11/10	100,000	—	1.5200	11/10/20	—	—	—	—
	5/17/11	97,000	—	1.6600	5/16/21	—	—	—	—
	5/17/12	110,000	—	2.9400	5/16/22	—	—	—	—
	7/6/12	21,658	—	4.2600	7/5/22	—	—	—	—
	5/22/13	59,524	—	3.9600	5/21/23	—	—	—	—
	5/29/14	56,300	—	3.0900	5/28/24	—	—	—	—
	3/10/15	95,500	—	2.6200	3/9/25	—	—	—	—
	5/28/15	288,786	—	2.1800	5/28/25	—	—	—	—
	3/10/16	229,167	20,833	0.8800	3/10/26	—	—	—	—
	6/2/16	644,750	128,950	1.1200	6/2/26	121,049	329,253	363,150	987,768
	6/7/17	362,874	362,877	2.6600	6/7/27	225,410	613,115	338,115	919,673
	6/8/18	98,582	492,928	2.70	6/8/28	305,556	831,112	305,556	831,112

Fred M. Powell	10/31/16	100,000	50,000	1.7600	10/31/26	—	—	—	—
	6/7/17	108,864	108,861	2.6600	6/7/27	67,623	183,935	101,434	275,900
	6/8/18	29,574	147,879	2.70	6/8/28	91,667	249,334	91,668	249,334

Peter J. Graham	7/14/15	125,000	—	2.2900	7/14/25	—	—	—	—
	6/2/16	214,918	42,982	1.1200	6/2/26	40,349	109,749	121,050	329,256
	6/7/17	108,864	108,861	2.6600	6/7/27	67,623	183,935	101,434	275,900
	6/8/18	29,574	147,879	2.70		91,667	249,334	91,668	249,334

James P. Tursi	8/6/2018	12,500	137,500	2.89	8/6/28	—	—	—	—
*	For better understanding of this table, we have included an additional column showing the grant date of the stock options and stock awards.
(1)	The option awards generally vest 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested. The option awards granted on March 10, 2015 vested quarterly over the one-year period following the date of grant.
(2)	The dollar values are based on the closing price of our Common Stock on December 31, 2018 ($2.72).

Option Exercises and Stock Vested – 2018

The following table provides information regarding option exercises and stock award vesting for our named executive officers in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Robert F. Apple	125,500	278,815	395,021	995,622
Fred M. Powell	—	—	33,811	91,290
Peter J. Graham	—	—	74,161	199,831
(1)	Represents stock units that vested based on their normal vesting schedule and the vesting of performance stock unit awards for Mr. Apple based on achievement of specific performance goals and completing the requisite service period. A portion of the shares acquired on vesting were used to cover withholding taxes on the value of the shares that vested, reducing the number of shares actually issued to 278,107 for Mr. Apple, 24,202 for Mr. Powell and 45,817 shares for Mr. Graham.
(2)	Represents the value of the shares of stock that vested in 2018 using the market value of the shares on the applicable vesting date.

Employment Agreements and Potential Payments upon Termination

Our employment agreements with Messrs. Apple, Powell, Graham and Dr. Tursi that were in effect in 2018 provide for certain severance payments and other benefits if we terminate such named executive officers’ employment without “cause,” or if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a “change of control.” Certain enhanced severance benefits are payable if the termination is in connection with a change of control. A general description of the terms of the employment agreements is set forth in the discussion below.

The employment agreements with Messrs. Apple, Powell, Graham and Dr. Tursi entitle the named executive officers to receive a base salary and an annual performance-based bonus, and provide that they are eligible to participate in any long-term incentive equity incentive programs established by the Company for senior level executives, including the Plan.

Under the employment agreements, Messrs. Apple, Powell, Graham and Dr. Tursi are entitled to severance in the event of a termination by the Company without cause or by the named executive officer for good reason.

For Messrs. Apple, Powell, Graham and Dr. Tursi, in the event of such termination of employment within the period beginning 60 days immediately prior to a change of control and ending on the last day of the 18-month period immediately following a change of control (the “Change of Control Protection Period”), the named executive officers are entitled to severance equal to:

•	one and one-half times the sum of (i) his then-current annual base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs paid in monthly installments over the 18-month period following termination of employment, or in the case of Mr. Apple, two times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs paid in monthly installments over the 24-month period following termination of employment;
•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days that the named executive officer was employed by the Company in the year of his termination;
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if he were an employee, for the shorter of 18 months, or until the date the executive obtains coverage from a new employer; and

•	all outstanding equity grants held by the executive immediately prior to his termination date which vest over time based upon the officer’s continued service will accelerate, become fully vested and/or exercisable, as the case may be, as of the termination date and all outstanding equity grants held by the executive immediately prior to his termination date which vest based upon attainment of performance criteria will remain subject to the terms and conditions of the agreement evidencing such performance based award.

In the event the employment of Messrs. Apple, Powell, Graham or Dr. Tursi is terminated by the Company without cause or by the named executive officer for good reason before or after the Change of Control Protection Period, the named executive officer is entitled to severance equal to:

•	the sum of (i) his then-current annual base salary, plus (ii) his target annual bonus for the year in which the termination of employment occurs, paid in monthly installments over the 12-month period following termination of employment, or in the case of Mr. Apple, one and one-quarter times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the year in which the termination of employment occurs, paid in monthly installments over the 15-month period following termination of employment;
•	a pro-rated annual bonus payment for the year of termination based on actual performance and the number of days the executive was employed by the Company in the year of his termination;
•	reimbursement for the cost of continued health and dental benefits through COBRA, subject to the same cost-sharing as if the executive were an employee, for the shorter of 12 months for Messrs. Powell, Graham and Dr. Tursi and 15 months for Mr. Apple, or until the date he obtains coverage from a new employer; and
•	with respect to all outstanding equity grants held by the executive immediately prior to his termination date which vest over time based upon the named executive officer’s continued service, the portion that would have become vested during the 12 month period (or 15-month period for Mr. Apple) following the named executive officer’s termination date had he remained employed during such 12 month period (or 15-month period for Mr. Apple) will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date.

In the event that the employment of Messrs. Apple, Powell, Graham or Dr. Tursi is terminated by the Company without cause or by Messrs. Apple, Powell, Graham or Dr. Tursi for good reason and the named executive officer does not execute or revokes a release and waiver of claims in favor of the Company and its affiliates, the named executive officer will not be entitled to the severance benefits set forth above.

If the employment of Messrs. Apple, Powell, Graham or Dr. Tursi is terminated for any reason, including by the Company for cause, on account of the named executive officers’ death or disability, or if the named executive officer terminates his employment for any reason other than good reason, then the Company will pay the named executive officer all amounts earned, accrued and owing but not yet paid as of the date of his termination, including base salary, bonus, accrued and unused vacation and expenses incurred, and any benefits accrued and due under any applicable benefit plans and programs of the Company.

The employment agreements also provide that if the payments and benefits otherwise payable to Messrs. Apple, Powell, Graham and Dr. Tursi under the employment agreements or otherwise in connection with a change of control would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Internal Revenue Code, provided that such reduction would provide Messrs. Apple, Powell, Graham or Dr. Tursi with a greater net after-tax benefit than would no reduction.

The employment agreements provide that at all times during the employment of Messrs. Apple, Powell, Graham or Dr. Tursi and thereafter, each named executive officer will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company, including information received by him prior to the effective date of the employment agreement. In addition, during the term of their employment with the Company and for a specified period of time thereafter, the named executive officer cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company, or (iii) recruit in any way the employees of the Company. Such specified period is the 12-month period after employment termination form Messrs. Powell, Graham or Dr. Tursi (or the 18-month period if Messrs. Powell’s, Graham’s or Dr. Tursi’s employment is terminated by the Company without cause or by Messrs. Powell or Graham or Dr. Tursi for good reason during the Change of Control Protection Period) or for Mr. Apple the 15-month period after their termination of employment (or the 24-month period if Mr. Apple’s employment is terminated by the Company without cause or by Mr. Apple for good reason during the Change of Control Protection Period).

Termination for “good reason” generally means a termination initiated by the named executive officer in response to one or more of the following events: (i) a material decrease in the base salary of the named executive officer, (ii) a decrease in the target annual bonus below a specified percentage, (iii) a change in the designation of title, unless such change is to a higher title and level of responsibility, that results in a material diminution of the named executive officer’s authority, duties and responsibilities, (iv) a relocation of the principal business location to a location that is 60 miles or more from Ewing, New Jersey, (v) the Company’s failure to materially comply with the terms of the employment agreement, (vi) the failure of the Company to require a successor to assume the obligations of the Company to the named executive officer under the named executive officer’s employment agreement or any other agreement between the named executive officer and the Company, or (vii) the Company’s delivery to the named executive officer of a notice of its intent not to renew the term of the employment agreement, provided that the named executive officer is willing and able to execute a new contract providing terms and conditions substantially similar to the those in the agreement and to continue providing services to the Company. In order for a termination to be on account of good reason, the named executive officer must notify the Company of the officer’s intention to terminate for good reason, the Company has an opportunity to cure the action or omission that constitutes the ground for good reason and the named executive officer must terminate employment for good reason shortly after the end of the Company’s cure period.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person or entity of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (A) dishonesty, fraud or misrepresentation in connection with employment, (B) theft, misappropriation or embezzlement of the Company’s funds or resources, (C) conviction of or a plea of guilty or nolo contendere in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (D) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

The following tables set forth information regarding potential payments upon termination of employment for Messrs. Apple, Powell, Graham and Dr. Tursi, including in connection with a change of control, estimated as of December 31, 2018, assuming the termination and change of control occurred on December 31, 2018, under the terms of their respective employment agreements.

Apple

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	1,065,625	331,298	1,058,959	35,379	2,491,261
Termination for good reason	1,065,625	331,298	1,058,959	35,379	2,491,261
Non-renewal of agreement	1,065,625	331,298	1,058,959	35,379	2,491,261
Change of control(5)	1,705,000	331,298	4,788,321	42,455	6,867,074
(1)	Payable in regular payroll installments over 15 months if the termination occurs before or after the Change in Control Protection Period, or over 24 months if the termination occurs during the Change in Control Protection Period.
(2)	Represents the pro-rated annual bonus payment for 2018, based on actual performance and the number of days that Mr. Apple was employed by the Company in 2018. The pro-rated bonus will be paid in a lump sum.
(3)	Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Mr. Apple as of December 31, 2018. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested during the 15-month period following his termination date had he remained employed during such 15-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate upon termination of employment. The performance-based restricted stock unit grants will vest at target on a change of control.

(4)	All Other Compensation consists of the continuation of health and dental insurance benefits for either 15 months, or, if the termination occurs upon or within 12 months following a change of control, 18 months.
(5)	These amounts assume that Mr. Apple’s employment was terminated without cause or for good reason on the date of a change of control.

Powell

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	530,011	180,145	91,967	28,303	830,427
Termination for good reason	530,011	180,145	91,967	28,303	830,427
Non-renewal of agreement	530,011	180,145	91,967	28,303	830,427
Change of control(5)	795,017	180,145	1,015,995	42,455	2,033,612
(1)	Payable in regular payroll installments over 12 months if the termination occurs before or after the Change in Control Protection Period or over 18 months if the termination occurs during the Change in Control Protection Period.
(2)	Represents the pro-rated annual bonus payment for 2018, based on actual performance and the number of days that Mr. Powell was employed by the Company in 2018. The pro-rated bonus will be paid in a lump sum.
(3)	Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Mr. Powell as of December 31, 2018. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested and exercisable during the 12-month period following his termination date had he remained employed during such 12-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate and become exercisable upon termination of employment. The performance-based restricted stock unit grants will vest at target upon a change of control.
(4)	All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.
(5)	These amounts assume that Mr. Powell’s employment was terminated without cause or for good reason on the date of a change of control.

Graham

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	555,263	188,728	109,752	28,303	882,046
Termination for good reason	555,263	188,728	109,752	28,303	882,046
Non-renewal of agreement	555,263	188,728	109,752	28,303	882,046
Change of control(5)	832,894	188,728	1,475,776	42,455	2,539,853
(1)	Payable in regular payroll installments over 12 months if the termination occurs before or after the Change in Control Protection Period or over 18 months if the termination occurs during the Change in Control Protection Period.
(2)	Represents the pro-rated annual bonus payment for 2018, based on actual performance and the number of days that Mr. Graham was employed by the Company in 2018. The pro-rated bonus will be paid in a lump sum.
(3)	Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Mr. Graham as of December 31, 2018. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested and exercisable during the 12-month period following his termination date had he remained employed during such 12-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate and become exercisable upon termination of employment. The performance-based restricted stock unit grants will vest at target upon a change of control.
(4)	All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.
(5)	These amounts assume that Mr. Graham’s employment was terminated without cause or for good reason on the date of a change of control.

Tursi

	Severance Payment ($)(1)	Pro-rated Bonus ($)(2)	Accelerated Equity ($)(3)	All Other Compensation ($)(4)	Total ($)
Termination without cause	616,250	88,469	—	28,303	733,022
Termination for good reason	616,250	88,469	—	28,303	733,022
Non-renewal of agreement	616,250	88,469	—	28,303	733,022
Change of control(5)	924,375	88,469	—	42,455	1,055,299
(1)	Payable in regular payroll installments over 15 months if the termination occurs before or after the Change in Control Protection Period, or over 24 months if the termination occurs during the Change in Control Protection Period.
(2)	Represents the pro-rated annual bonus payment for 2018, based on actual performance and the number of days that Dr. Tursi was employed by the Company in 2018. The pro-rated bonus will be paid in a lump sum.
(3)	Includes the value of the unvested stock options, time-based restricted stock unit grants and, with respect to a change of control, performance-based restricted stock unit grants held by Dr. Tursi as of December 31, 2018. If the termination occurs before or after the Change in Control Protection Period, the portion of the outstanding stock options and time-based restricted stock units that would have become vested during the 15-month period following his termination date had he remained employed during such 15-month period will accelerate, become fully vested and/or exercisable, as the case may be, as of the employment termination date. If the termination occurs during the Change in Control Protection Period, all of the outstanding time-based equity grants will accelerate upon termination of employment. The performance-based restricted stock unit grants will vest at target on a change of control.
(4)	All Other Compensation consists of the continuation of health and dental insurance benefits for either 12 months, or, if the termination occurs during the Change of Control Protection Period, 18 months.
(5)	These amounts assume that Mr. Tursi’s employment was terminated without cause or for good reason on the date of a change of control.

Equity Compensation Plan Information

The following table provides information for our equity compensation plans as of December 31, 2018 (in thousands, except exercise price):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	14,079	2.19	2,960
Equity compensation plans not approved by security holders	None	N/A	None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 15, 2019, the name, address (where required) and beneficial ownership of each person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our common stock:

Name	Shares Beneficially Owned	Percentage of Outstanding Shares
Armistice Capital, LLC 510 Madison Avenue, 22nd Floor New York, NY 10022	10,300,000(1)	6.3%
Blackrock Inc. 55 East 52nd Street New York , NY 10055	10,234,202(2)	6.3%
Jacques Gonella, Ph.D. Hauptstrasse 16 P.O. Box 333 Muttenz CH-4132 Switzerland	9,964,039(3)	6.1%
UBS Group AG Bahnhofstrasse 45 PO Box CH-8098, Switzerland	13,137,018(4)	8.1%
(1)	This information is based solely on a review of an amendment to Schedule 13G filed with the SEC on February 14, 2019 by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd, which (i) each beneficially owned 10,300,000 shares, (ii) each had sole voting power over 0 shares, (iii) each shared voting power over 10,300,000 shares, (iv) each had sole dispositive power over 0 shares and (v) each shared dispositive power over 10,300,000 shares.
(2)	This information is based solely on a review of an amendment to Schedule 13G filed with the SEC on February 4, 2019 by Blackrock Inc., which (i) beneficially owned 10,234,202 shares, (ii) had sole voting power over 9,942,514 shares, (iii) had shared voting power of 0 shares, (iv) had sole dispositive power over 10,234,202 shares and (v) shared dispositive power over 0 shares.
(3)	Includes outstanding options, which are currently exercisable or exercisable within 60 days of April 15, 2019, to purchase 578,191 shares of common stock.
(4)	This information is based solely on a review of a Schedule 13G filed with the SEC on February 14, 2019 by UBS Group AG, which (i) beneficially owned 13,137,018 shares, (ii) had sole voting power over 0 shares, (iii) had shared voting power over 13,137,018 shares, (iv) had sole dispositive power over 0 shares and (v) had shared dispositive power over 13,137,018 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning beneficial ownership of common stock as of April 15, 2019, with respect to each of our directors, our nominees for directors, each of our named executive officers, and all of our directors and executive officers as a group. The addresses of those listed below are the same as that of the Company unless otherwise provided.

Name	Shares Owned(1)	Right to Acquire(1)(2)	Total Shares Beneficially Owned(1)(2)	Percentage of Outstanding Shares
Robert F. Apple	1,060,507	2,633,464	3,693,971	2.24%
Thomas J. Garrity	160,213	608,191	768,404	*
Peter J. Graham	141,883	587,200	729,083	*
Peter Greenleaf	—	3,333	3,333	*
Anton G. Gueth	302,776	675,142	977,918	*
Leonard Jacob, M.D., Ph.D.	239,892	1,156,382	1,396,274	*
Fred M. Powell	254,202	329,300	583,502	*
Robert P. Roche, Jr.	88,172	488,191	576,363	*
Marvin Samson	52,778	488,191	540,969	*
Karen L. Smith, M.D., Ph.D.	—	1,666	1,666	*
James P. Tursi	—	37,500	37,500	*
All directors, director nominees and executive officers as a group (11 persons)	2,300,423	7,008,560	9,308,983	5.49%
*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. In addition, shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 15, 2019, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.
(2)	Shares of our Common Stock issuable upon the exercise of outstanding stock options.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. In 2018, the Audit Committee consisted of Messrs. Garrity (Chair), Gueth and Roche. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2018. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, “Communications with Audit Committees.” In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from us and our management. In 2018, our independent registered public accounting firm did not provide tax compliance, tax advice or tax planning services to our Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Mr. Garrity (Chair)
Mr. Gueth
Mr. Roche
Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card, proxy statement and/or Notice of Internet Availability of Proxy Materials to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by Internet or mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this proxy statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met, with the exception of one Form 4 for Dr. Gonella that was inadvertently filed late to report a disposition of common stock made for estate planning purposes.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of the Board of Directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary at the address set forth on the first page of this proxy statement, and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a Director nomination to the Board of Directors must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below. For the 2020 Annual Meeting of Stockholders, such notice must be received no earlier than February 14, 2020 and no later than March 16, 2020.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2020 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2020 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Secretary at 100 Princeton South, Suite 300, Ewing, New Jersey 08628 no later than December 30, 2019.

Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Secretary at the address set forth on the first page of this proxy statement, or via telephone to our Secretary at 609-359-3020, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other

The Board of Directors does not intend to present at the Annual Meeting any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

ANTARES PHARMA, INC.

EQUITY COMPENSATION PLAN

(As Amended and Restated)

The Antares Pharma, Inc. Equity Compensation Plan (the “Plan”) (formerly the Antares Pharma, Inc. 2008 Equity Compensation Plan) was established effective as of May 14, 2008. This amendment and restatement will be effective June 13, 2019, subject to approval by the stockholders of the Company on such date (“Amendment Effective Date”). Changes made pursuant to this amendment and restatement shall only apply to Grants (as defined below) made on or after the Amendment Effective Date. Grants made prior to the Amendment Effective Date shall continue to be governed by the applicable Grant Instruments (as defined below) and the terms of the Plan without giving effect to changes made pursuant to this amendment and restatement, and the Committee shall administer such Grants in accordance with the Plan without giving effect to changes made pursuant to this amendment and restatement.

The purpose of the Plan is to provide (i) employees of the Company and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

Section 1.   Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)   “Board” shall mean the Board of Directors of the Company.

(b)   “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(c)   “Change of Control” shall be deemed to have occurred if:

(i)   Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)   The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of section 409A(a)(2)(A)(v) of the Code.

(d)   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)   “Committee” shall mean the committee, consisting of members of the Board, designated by the Board to administer the Plan.

(f)   “Company” shall mean Antares Pharma, Inc. and shall include its successors.

(g)   “Company Stock” shall mean common stock of the Company.

(h)   “Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee or as otherwise determined by the Committee.

(i)   “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Grant by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share fair market value (as determined by the Committee) of any dividend paid on its outstanding Company Stock in consideration other than cash.

(j)   “Employee” shall mean an employee of an Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(k)   “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of vesting and exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units and Other Stock-Based Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board).

(l)	“Employer” shall mean the Company and each of its subsidiaries.
(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(n)	“Exercise Price” shall mean the purchase price of Company Stock subject to an Option.
(o)	“Fair Market Value” shall mean:

(i)   If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours thereof on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board or, if shares are not reported on the OTC Bulletin Board, as determined by the Committee through any reasonable valuation method authorized under the Code.

(ii)   If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method authorized under the Code.

(p)   “Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(q)   “Grant Instrument” shall mean the agreement that sets forth the terms of a Grant, including any amendments.

(r)   “Grantee” shall mean an Employee, Key Advisor or Non-Employee Director who receives a Grant under the Plan.

(s)   “Incentive Stock Option” shall mean an option to purchase Company Stock that is intended to meet the requirements of section 422 of the Code.

(t)   “Key Advisor” shall mean a consultant or advisor of an Employer

(u)   “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(v)   “Nonqualified Stock Option” shall mean an option to purchase Company Stock that is not intended to meet the requirements of section 422 of the Code.

(w)   “Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(x)     “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Company Stock, as described in Section 10.

(y)   “Performance Goals” shall mean the performance goals established by the Committee in connection with Grants that vest based on the attainment of specified levels of one or more of the following criteria or such other criteria as the Committee determines: stock price, total shareholder return, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, product development goals, regulatory goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing.

(z)     “SAR” shall mean a stock appreciation right with respect to a share of Company Stock.

(aa)   “Stock Award” shall mean an award of Company Stock, with or without restrictions.

(bb)   “Stock Unit” shall mean a unit that represents a hypothetical share of Company Stock.

Section 2.   Administration

(a)   Committee. The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board. The Committee, if applicable, should consist of two or more persons who are “non-employee directors” as defined under Rule 16b-3 under the Exchange Act and “independent” for purposes of the applicable stock exchange rules. The Board shall approve and administer all Grants made to Non-Employee Directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee. In the absence of a specific designation by the Board to the contrary, the Plan shall be administered by the Committee of the Board or any successor Board committee performing substantially the same functions.

(b)   Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and, subject to Section 3(b)(iii) below, the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 17 below, and (v) deal with any other matters arising under the Plan.

(c)   Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d)   Indemnification. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(e)   Delegation and Advisers. The Committee may delegate to one or more of its members, to one or more officers or members of management, or to one or more agents such administrative duties as it may deem advisable; provided, that such delegation does not adversely affect the exemption provided by Rule 16b-3 of the Exchange Act, and provided that such delegation complies with applicable law and applicable stock exchange requirements. The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

Section 3.   Types of Grants; Vesting Restrictions

(a)   Types of Grants. Grants under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10.

(b)   Terms of Grants.

(i)   All Grants under the Plan shall be expressed in shares of Company Stock.

(ii)   All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument.

(iii)   Grants made under the Plan shall include vesting schedules under which no portion of a Grant may vest in less than one year from the date of grant; provided however that, subject to any adjustments as described below, up to 5% of shares subject to the aggregate share limit as of the Amendment Effective Date may be granted without regard to this minimum vesting requirement.

(iv)   All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant.

(v)   Grants under a particular Section of the Plan need not be uniform as among the Grantees.

(vi)   The Committee shall have the authority to accelerate vesting in connection with a Grantee’s death, Disability, in the event of a Change of Control or a corporate transaction or event described in Section 4(c), or in other circumstances as the Committee deems appropriate.

(vii)   Notwithstanding anything to the contrary herein, any dividends or Dividend Equivalents granted in connection with Grants under the Plan shall vest and be paid only if and to the extent the underlying Grants vest and are paid.

Section 4.   Shares Subject to the Plan

(a)   Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of Company Stock that may be issued or transferred in satisfaction of Grants made under the Plan on or after the Amendment Effective Date shall be 11,148,223 shares, which is the sum of the following: (i) 8,000,000 new shares, plus (ii) 3,148,223 shares, which is the number of shares of Company Stock remaining available for Grants under the Plan as of April 1, 2019. The number of shares under subsection (ii) above shall be reduced by the number of shares subject to Grants that are made under the Plan after April 1, 2019 and before the Amendment Restatement Date, if any. In addition, the number of shares of Company Stock subject to outstanding Grants made under the Plan prior to April 1, 2019 that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested, or otherwise paid in full on or after April 1, 2019 (not exceeding 16,331,315 shares, subject to adjustment as described below) may be delivered in satisfaction of Grants made under the Plan on or after the Amendment Effective Date.

Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock tendered, withheld or surrendered in payment of the Exercise Price of an Option (including upon the exercise of an Option through the net exercise procedure under Section 6(g)(iv)), and shares of Company Stock withheld or surrendered for payment of taxes with respect to any Grant, shall not be available for re-issuance under the Plan. Upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such SAR, the number of such shares shall be reduced by the gross number of shares for which the SAR is exercised. To the extent that any Grants are paid in cash and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan and shall not count against the share limits in this Section 4(a). The preceding provisions of this Section 4(a) shall apply only for purposes of determining the aggregate number of shares of Company Stock that may be issued under the Plan, but shall not apply for purposes of the individual limits set forth in Section 4(b) below. For the avoidance of doubt, if shares of Company Stock are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan.

(b)   Individual Limits.

(i)   The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any Employee or Key Advisor during any calendar year shall be 4,000,000 shares, subject to adjustment as described below in Section 4(c).

(ii)   The maximum grant date value of shares of Company Stock subject to Grants made to any Non-Employee Director during any one calendar year, taken together with any cash fees payable to such Non-Employee Director for services rendered as a Non-Employee Director during the calendar year, shall not exceed $600,000 in total value. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(c)   Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other unusual or infrequently occurring event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, the price per share or the applicable market value of such Grants and other terms applicable to outstanding Grants, including Performance Goals, shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 15 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

(d)   Acquisitions. In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Grants under the Plan upon such terms and conditions as the Committee determines in its sole discretion. Shares of Company Stock subject to any such outstanding grants that are assumed or replaced by Grants under the Plan in connection with an acquisition (“Substitute Grants”) shall not reduce the Plan’s aggregate share reserve as described above in Section 4(a), consistent with applicable stock exchange requirements. Notwithstanding any provision of the Plan to the contrary, Substitute Grants shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein.

In the event that the Company assumes a shareholder-approved equity plan of an acquired company, available shares of Company Stock under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Grants under this Plan and shall not reduce the Plan’s aggregate share reserve as described above in Section 4(a), subject to applicable stock exchange requirements.

Section 5.   Eligibility for Participation

(a)   Eligible Persons. All Employees (including, for all purposes of the Plan, an Employee who is a member of the Board) and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)   Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

Section 6.   Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)   Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)   Type of Option and Price.

(i)   The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)   The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant. No dividends or Dividend Equivalents will be granted or paid in connection with an Option.

(c)   Option Term. The Committee shall determine the term of each Option. The term of any Option for US Employees shall not exceed ten years from the date of grant. Notwithstanding the foregoing, the term of any Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, shall not have a term that exceeds five years from the date of grant.

(d)   Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument, including, without limitation, conditions based upon the achievement of specific Performance Goals. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)   Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)   Termination of Employment, Disability or Death.

(i)   Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer as an Employee, member of the Board or Key Advisor.

(ii)   In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death or termination for Cause, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii)   In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 6, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates or reflected the share deliver by book entry, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of shares pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv)   In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v)   If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 6(e)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(g)   Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) through a net exercise of the Option whereby the Grantee instructs the Company to withhold that number of shares of Company Stock having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Option being exercised and deliver to the Grantee the remainder of the shares subject to such exercise, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option in (ii) above shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)   Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary corporation (within the meaning of section 424(f) of the Code) of the Company. The maximum number of shares that may be issued upon the exercise of Incentive Stock Options on and after the Restatement Effective Date shall not exceed 11,148,223 shares of Company Stock, subject to adjustment described above in Section 4 (c).

Section 7.   Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)   General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee, consistent with the Plan. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific Performance Goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)   Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)   Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)   Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 14(a) below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed, if applicable. If stock certificates are issued, each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)   Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to accrue any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals. Notwithstanding anything to the contrary herein, any dividends or other distributions paid on shares subject to Stock Awards shall be payable only if and to the extent the underlying Stock Awards vest.

(f)   Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.   Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)   Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)   Terms of Stock Units. The Committee may grant Stock Units that are payable if specified Performance Goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units, consistent with the Plan.

(c)   Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)   Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.   Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)   General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted, which shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The base amount of each SAR shall be equal to the per share Exercise Price of the related Option, provided such Exercise Price is equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR, or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. No dividends or Dividend Equivalents will be granted or paid in connection with a SAR.

(b)   Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)   Exercisability. An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument, consistent with the Plan, including, without limitation, restrictions based upon the achievement of specific Performance Goals. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 6(f) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)   Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)   Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)   Form of Payment. The appreciation in an SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.   Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.   Dividend Equivalents

The Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. Dividend Equivalents may be payable in cash or shares of Company Stock, and upon such terms as the Committee may establish, including, without limitation, the achievement of specific Performance Goals. Notwithstanding the foregoing in this Section 11, any Dividend Equivalents granted in connection with Stock Units or Other Stock-Based Awards shall vest and be paid only if and to the extent the underlying Stock Units or Other Stock-Based Awards vest and are paid.

Section 12.   Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

Section 13.   Withholding of Taxes

(a)   Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)   Share Withholding. Subject to such procedures as the Committee may establish, the Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Company Stock to be satisfied by having shares withheld up to an amount that does not exceed the Grantee’s applicable withholding tax rate for United States federal (including FICA), state and local and foreign country tax liabilities. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Grantee’s minimum applicable tax withholding amount.

Section 14.   Transferability of Grants

(a)   Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)   Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 15.   Consequences of a Change of Control

(a)   Assumption of Outstanding Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless otherwise provided in a Grant Instrument or otherwise determined by the Committee, (i) all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with Grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and (ii) and any outstanding performance-based awards will be deemed earned at the target level at the date of the Change of Control with respect to all open performance periods, and will continue to be subject to time-based vesting following the Change of Control in accordance with the original performance period. After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer.

(b)   Vesting Upon Certain Terminations of Employment. Unless the Committee or the Grant Instrument provides otherwise, if a Grantee’s employment is terminated by the Company without Cause upon or within 12 months following a Change of Control, the Grantee’s outstanding Grants shall become fully vested as of the date of such termination.

(c)   Other Alternatives. In the event of a Change of Control, if all outstanding Grants are not assumed by, or replaced with Grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may, in its sole discretion, take any of the following actions with respect to any or all outstanding Grants, without the consent of any Grantee: (i) determine that (A) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (B) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (C) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and payable; provided that if the vesting of any such Grants is based, in whole or in part, on performance, the Grant shall vest and be payable at target value; (ii) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (iii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iv) with respect to Grantee’s holding Stock Units or Other Stock-Based Awards, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Stock Units or Other Stock-Based Awards. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR. Any acceleration, surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Section 16.   Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 17.   Amendment and Termination of the Plan

(a)   Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)   No Repricing Without Stockholder Approval; No Reloads. Except as otherwise permitted by Section 4(c), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or base price of such SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash, other Grants, Company Stock or other securities, except in connection with a corporate transaction involving the Company. The Company will not grant any Options or SARs with automatic reload features.

(c)   Termination of Plan. The Plan shall terminate on June 12, 2029, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)   Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 18(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(f) below or may be amended by agreement of the Company and the Grantee consistent with the Plan; provided that the Grantee’s consent is not required if any amendment to the Grantee’s outstanding Grant does not materially impair the rights or materially increase the obligations of the Grantee.

Section 18.   Miscellaneous

(a)   Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. Without limiting the foregoing, the Committee may grant Substitute Grants to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the Substitute Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b)   Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)   Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)   Rights of Grantees. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)   No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)   Compliance with Law.

(i)   The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply.

(ii)   The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (B) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (C) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (D) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. To the extent applicable, if on the date of a Grantee’s “separation from service” (as such term is defined under section 409A of the Code), Company Stock (or stock of any other company required to be aggregated with the Company for purposes of section 409A of the Code and its corresponding regulations) is publicly-traded on an established securities market or otherwise and the Grantee is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Committee (or its delegate) in its discretion in accordance with the requirements of sections 409A and 416 of the Code, then all Grants that are deemed to be deferred compensation subject to the requirements of section 409A of the Code and payable within six months following such Grantee’s “separation from service” shall be postponed for a period of six months following the Grantee’s “separation from service” with the Company. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 90 days following the Grantee’s death.

(iii)   The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(iv)   Notwithstanding anything in the Plan or any Grant Instrument to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g)   Employees Subject to Taxation Outside the United States. With respect to Grantees who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)   Clawback Rights. All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the Employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the effective date of the Plan.

(i)   Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

ANTARES PHARMA, INC.
ATTN: PETER J. GRAHAM
100 PRINCETON SOUTH, SUITE 300
EWING, NJ 08628

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E76126-P22525

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ANTARES PHARMA, INC.

The Board of Directors recommends you vote FOR ALL on Proposal 1.

	For All	Withhold All	For All Except
1. Election of the Director nominees listed below as Class III Directors:	☐	☐	☐

Nominees:

01) Robert F. Apple
02) Thomas J. Garrity
03) Dr. Karen L. Smith

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR Proposal 2.

The Board of Directors recommends you vote FOR Proposal 3.

The Board of Directors recommends you vote FOR Proposal 4.

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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E76127-P22525

ANTARES PHARMA, INC.
Annual Meeting of Stockholders
June 13, 2019 10:00 AM, Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert F. Apple and Fred M. Powell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANTARES PHARMA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 13, 2019, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side